AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MOBILE MINI, INC.,

CACTUS MERGER SUB, INC.,

MSG WC HOLDINGS CORP.

AND

TARGET STOCKHOLDER REPRESENTATIVE

February 22, 2008

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ANNEXES

Annex A	-	Other Defined Terms

EXHIBITS

Exhibit A	-	Form of Joinder Agreement
Exhibit B	-	Form of Escrow Agreement
Exhibit C	-	Form of Stockholders Agreement
Exhibit D	-	Form of Series A Convertible Redeemable Participating Preferred Stock Certificate of Designation
Exhibit E	-	Form of Amendment to Amended and Restated Certificate of Incorporation of Parent
Exhibit F	-	List of Indebtedness of Target and its Subsidiaries as of December 31, 2007

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated February 22, 2008 (this “Agreement”), by and among MOBILE MINI, INC., a Delaware corporation (the “Parent”), CACTUS MERGER SUB, INC., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), MSG WC HOLDINGS CORP., a Delaware corporation (the “Target”), and Target Stockholder Representative (as defined below), on the other hand.

WITNESSETH:

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and Target have, on the terms and subject to the conditions set forth in this Agreement, (a) determined that the merger of Merger Sub with and into Target, as set forth below (the “Merger”), is fair to, and in the best interests of, their respective stockholders, and declared that the Merger is advisable, (b) authorized and approved this Agreement, the Merger, the execution and delivery of the other agreements referred to herein, and the consummation of the transactions contemplated hereby and thereby and (c) in the case of Target, recommended acceptance of the Merger and approval and adoption of this Agreement to its stockholders, in accordance with the Delaware General Corporation Law, as amended (the “DGCL”);

WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Target Common Stock (as defined below) shall be converted pursuant to the Merger into the right to receive a combination of cash and shares of convertible redeemable participating preferred stock, par value $0.01 per share of Parent, pursuant to the terms of the Certificate of Designation (as defined below) (“Parent Preferred Stock”), as herein provided;

WHEREAS, Parent and Target desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, simultaneously herewith, certain of the equity holders of Target have executed a joinder to this Agreement in the form of Exhibit A hereto (the “Joinder Agreement”) pursuant to which each such equity holder, among other things, adopted this Agreement, consented to the transactions contemplated hereby, waived appraisal rights, agreed to the indemnification and other provisions contained herein applicable to the equityholders, agreed to non-compete/non-solicitation provisions, agreed to the termination of the Sponsor Stockholders Agreement effective as of the Effective Time, and made various representations and warranties.

WHEREAS, immediately following the Merger, the parties shall undertake the Subsequent Merger (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other valuable consideration, the sufficiency and receipt of which is hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub, Target and the Target Stockholder Representative (each, a “Party” and collectively, the “Parties”), hereto agree as follows:

ARTICLE I

DEFINITIONS

§1.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.

“Acquisition Amount” means the value of any corporate acquisition by Target or any of its Subsidiaries approved by Parent in writing.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and, provided, further, that, for purposes of Sections 4.13 and 4.23, an Affiliate of any Person shall also include (i) any Person that directly or indirectly owns more than five percent (5%) of any class of capital stock or other equity interest of such Person, (ii) any current officer or director of such Person, and (iii) any spouse, parent or child of any Person described in clauses (i) or (ii) above.

“Ancillary Agreements” means the Escrow Agreement, the Stockholders Agreement, the Joinder Agreement, the Certificate of Designation, the Certificate of Incorporation Amendment and any other agreement, instrument and document delivered in connection with the transactions contemplated by this Agreement including, without limitation, any letter of transmittal.

“Business Day” means any day, other than a Saturday, Sunday or other day on which banks located in New York City, New York or Tempe, Arizona are authorized or required by Law to close.

“CapEx Budget” means that certain Adjusted Capital Expenditures Budget of Target for the calendar year ended December 31, 2008 included in Section 4.7(d) of the Target Disclosure Letter.

“Capital Expenditures” means new additions of storage containers, steel offices and other similar units to the lease fleet, including transportation, manufacturing and refurbishment costs incurred in bringing such units to rent ready status that are properly capitalizable in accordance with GAAP. For the avoidance of doubt, “Capital Expenditures” will be (A) increased (i) expenditures related to refurbishing or transporting units (during January and February, 2008)already in service  or acquired through business acquisitions and purchases of non-fleet property, plant and equipment subject to a maximum limitation of $2,000,000; (ii) expenditures resulting from the transfer of units from inventory to the lease fleet, subject to a maximum limitation of $4,000,000; and (iii)expenditures related to the purchase of storage containers, steel offices and other similar units into inventory; and (B) will be reduced by (iv) the net book value of any unit sales from the lease fleet; and (v) the cost basis of any unit sales from inventory of lease fleet units or any item in inventory of a nature similar to the products in lease fleet (but not of other property, plant and equipment).

“Cash and Cash Equivalents” means all cash on hand in the Target’s or any of its Subsidiaries' bank, lock box or other accounts and all marketable securities (but excluding restricted cash), calculated in each case in accordance with GAAP applied on a basis consistent with the preparation of the Balance Sheet.

“Certificate of Designation” means the Certificate of Designation of Parent’s Series A Convertible Redeemable Participating Preferred Stock, in the form of Exhibit D hereto.

“Certificate of Incorporation Amendment” means the Amendment to the Amended and Restated Certificate of Incorporation of Parent in the form attached hereto as Exhibit E.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Contract” means any note, bond, mortgage, indenture, guarantee, license, franchise, permit, agreement, understanding, arrangement, contract, commitment, lease, franchise agreement or other legally binding instrument or obligation and all amendments thereto.

“Cumulative Adjusted Capex Budget Amount” means, for any period, the amount shown on, or derived from, the CapEx Budget for the period commencing on January 1, 2008 and ending on the date of such determination; provided, that in the event the Closing Date is a date other than the last day of a calendar month, the Cumulative Adjusted Capex Budget Amount as of the Closing Date shall equal the sum of (i) the Cumulative Adjusted Capex Budget Amount shown on, or derived from, the CapEx Budget for the period commencing on January 1, 2008 and ending on last day of the month immediately preceding the month in which the Closing occurs (the “Prior Month Cumulative Adjusted Capex Budget Amount”), plus (ii) the product of (a) the excess of the Cumulative Adjusted CapEx Budget Amount shown on, or derived from, the CapEx Budget for the period commencing on January 1, 2008 and ending on last day of the month in which the Closing occurs (the “Closing Month Cumulative Adjusted CapEx Budget Amount”) over the Prior Month Cumulative Adjusted Capex Budget Amount and (b) the fraction derived by dividing (x) the total number of days from and including the first day of the month in which the Closing occurs to and including the Closing Date by (y) the total number of days in the month in which the Closing occurs.

“Draft Financial Statements” means the draft unaudited consolidated balance sheet of Mobile Services Group Inc. and its consolidated Subsidiaries as at December 31, 2007 and the related draft unaudited consolidated statements of operations and cash flows for the period then ended.

“Environmental Law” means any Law, Order or other requirement of law, including any principle of common law, relating to the protection of human health or the environment, including the regulation of the manufacture, use, transport, treatment, storage, disposal, release or threatened release of petroleum products, asbestos, urea formaldehyde insulation, polychlorinated biphenyls or any substance listed, classified or regulated as hazardous or toxic, or any similar term, under such Environmental Law.

“ERA” means the United Kingdom’s Employment Rights Act 1996.

“Escrow Agent” means the Person selected by Parent and the Target Stockholder Representative to serve as the escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement, to be dated as of the Closing Date, by and among Parent, the Target Stockholder Representative and the Escrow Agent, substantially in the form attached hereto as Exhibit B.

“Escrow Amount” means $15,000,000.

“Escrowed Cash” means an amount in cash which is equal to the Estimated Merger Consideration minus $154,000,000 but in no event shall the Escrowed Cash exceed $15,000,000; provided, that if the Estimated Merger Consideration is equal to or less than $154,000,000, than the Escrowed Cash shall be $0.00.

“Escrowed Parent Preferred Stock” means a number of shares of Parent Preferred Stock equal to the Escrowed Parent Preferred Stock Value divided by $18.00 (as adjusted for stock splits and combinations).

“Escrowed Parent Preferred Stock Value” means the Escrow Amount less the Escrowed Cash.

“Estimated Merger Consideration” means an amount equal to the sum of (i) $701,500,000, (ii) minus the Target Net Debt, (iii) plus or minus, as the case may be, the Estimated Net Debt Adjustment, (iv) plus or minus, as the case may be, the Estimated Working Capital Adjustment, (v) plus or minus, as the case may be, the Estimated CapEx Expenditures Adjustment, (vi) minus the Estimated Transaction Expenses, and (vii) plus the Acquisition Amount.

“Exchange Act” means the United States Securities and Exchange Act of 1934, as amended.

“Fair Market Value” means, for purposes of valuing the Parent Preferred Stock for purposes of the indemnification provisions of this Agreement, the as-converted value of Parent Preferred Stock based on the average of the closing prices of the Parent Common Stock on the NASDAQ reporting system or on the principal exchange on which the Parent Common Stock is traded (as reported in the Wall Street Journal) over a period of thirty (30) days consisting of the day the final amount of indemnifiable Losses has been agreed to or otherwise determined pursuant to the provisions of this Agreement and the twenty nine (29) consecutive trading days prior to such day the final amount of indemnifiable Losses has been agreed or otherwise determined pursuant to the provisions of this Agreement; provided, that if the Parent Common Stock is not traded on any exchange or the over-the-counter market, then “Market Price” shall be determined in good faith by the Surviving Corporation and the Target Stockholder Representative.

“Governmental Entity” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Indebtedness” means, with respect to any Person, (without duplication) such Person’s and its Subsidiaries’ (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money and all amounts owing as deferred purchase price for property or services; (ii) all seller notes, acquisition holdbacks, “earn-out” payments and cash deposits provided by the selling party in connection with acquisitions by such Person or any of its Subsidiaries completed prior to date of this Agreement (but only to the extent that such deposits are held or controlled by such Person or any of its Subsidiaries); (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (iv) commitments or obligations by which such Person assures a creditor against loss including contingent reimbursement obligations with respect to letters of credit (excluding stand-by letters of credit supporting workers’ compensation and self-insurance obligations of such Person and its Subsidiaries not to exceed an amount of $7,000,000); (v) indebtedness secured by a Lien on assets or properties of such Person; (vi) obligations under any interest rate, currency or other hedging agreement; (vii) capitalized lease obligations; (viii) accrued interest, (ix) obligations created or arising under any conditional sale or other title retention agreement not entered into in the ordinary course of business consistent with past practice, or (x) any prepayment penalties or premiums and any breakage costs incurred in connection with the payment of Indebtedness prior to the stated maturity thereof, but only to the extent that such indebtedness is being repaid in connection with the Merger. For the avoidance of doubt, “Indebtedness” does not include customer deposits, accounts payable, purchase commitments for capital expenditures, or other items included in the calculation of Net Working Capital. For illustrative purposes, attached as Exhibit F hereto is a list of Indebtedness of Target and its Subsidiaries as of December 31, 2007.

“Intellectual Property” means any of the following: (i) U.S. and non-U.S. patents, and applications for either; (ii) registered and unregistered trademarks, service marks, trade dress, corporate and business names and other indicia of origin, and pending applications for the same, including intent-to-use registrations or similar reservations of marks; (iii) registered and unregistered copyrights and applications for registration of either; and (iv) Trade Secrets.

“Knowledge” or any similar phrase, with respect to Target, means the actual knowledge of the following persons: Douglas Waugaman, Jerry Vaughn, Allan Villegas, William Armstead, Jody Miller and Ron Halchishak, and, with respect to Parent, means the actual knowledge of the following persons: Steve Bunger, Larry Trachtenberg and Deborah Keeley.

“Law” means any statute, law, common law, order, ordinance, rule or regulation of any Governmental Entity.

“Lehman” means Lehman Brothers Inc.

“Lenders” means Deutsche Bank Securities Inc., Deutsche Bank AG New York Branch, Banc of America Securities LLC, J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A., including the syndicate of banks, financial institutions and other entities providing debt financing to Parent pursuant to the Debt Commitment Letter, or any such other Person providing alternative financing pursuant to Section 7.2 hereof.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means liens, security interests, options, pre-emption rights, rights of first refusal, easements, mortgages, charges, pledges, debentures, hypothecation, deeds of trust, rights of way, restrictions on the use of real property, encroachments, or any other encumbrances.

“Material Adverse Effect” means, with respect to any Person, any event, circumstance, fact, change or effect that, individually or in the aggregate, is or would be reasonably expected to be materially adverse (a) to the business, assets, liabilities, results of operation or financial condition of such Person and its Subsidiaries taken as a whole, other than any such event, circumstance, fact, change or effect resulting from (i) changes in general political, economic, financial, banking, capital market or industry-wide conditions, other than any changes that have a disproportionately negative effect on such Person and its Subsidiaries (taken as a whole), as compared to other companies in the industries in which such Person or its Subsidiaries operate, (ii) the announcement or other disclosure of this Agreement or the transactions contemplated hereby, (iii) changes in Laws or GAAP, other than any such change that has a disproportionately negative effect on such Person and its Subsidiaries (taken as a whole), as compared to other companies in the industries in which such Person or its Subsidiaries operate, (iv) acts of war (whether or not declared), political unrest or terrorism or escalation of hostilities, other than any such acts or escalations that have a disproportionately negative effect on such Person and its Subsidiaries (taken as a whole), as compared to other companies in the industries in which such Person or its Subsidiaries operate, or (v) any action taken by a party hereto as expressly required by this Agreement, or (b) on the ability (including any material delay) of such Person to perform its respective material obligations hereunder.

“Mezzanine Notes” means the notes issued pursuant to the Note Purchase Agreement, dated as of August 1, 2006, by and among Target, as issuer, and WCAS Capital Partners IV, L.P. and Foxkirk, LLC, as purchasers.

“Net Debt of Target” means the consolidated Indebtedness of Target and its Subsidiaries minus the consolidated Cash and Cash Equivalents of Target and its Subsidiaries.

“Order” means any judgment, order, injunction, decree, writ, permit or license of any Governmental Entity or any arbitrator.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, certificate of limited partnership, certificate of formation, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended through the date of this Agreement).

“Parent Common Stock” means the shares of common stock of Parent, par value $0.01 per share.

“Parent Credit Agreement” means the Second Amended and Restated Loan and Security Agreement, dated as of February 17, 2006, by and among the financial institutions parties thereto, Deutsche Bank AG, New York Branch, as Agent, JPMorgan Chase Bank, N.A. and National City Bank, as Co-Documentation Agents, and Bank of America, N.A., as Syndication Agent.

“Parent Indenture” means that certain indenture by and among Parent, as issuer, Law Debenture Trust Company of New York as trustee, Deutsche Bank Trust Company Americas, as paying agent and registrar, and the guarantors named therein, dated May 7, 2007.

“Parent SEC Filings” means, collectively, the Form 10-K for the fiscal year ended December 31, 2006 and the Forms 10-Q for the quarterly periods ended March 31, 2007, June 30, 2007 and September 30, 2007, each as filed by Parent with the SEC.

“Parent Stockholder Approval” means, at the meeting of the Stockholders of Parent duly called and held for such purpose, the approval of this Agreement, the Merger and the issuance of the Parent Preferred Stock to Target Stockholders in connection therewith by the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock.

“Permitted Liens” means, with respect to any Person, (i) Liens reflected in the unaudited balance sheet of such Person as at September 30, 2007, (ii) Liens consisting of zoning or planning restrictions or regulations, easements, Permits, restrictive covenants, encroachments and other restrictions or limitations on the use of real property or irregularities in, or exceptions to, title thereto which, individually or in the aggregate, do not materially detract from the value of, or impair the use of, such real property by such Person or its Subsidiaries, (iii) statutory Liens of landlords and workers’, carriers’, materialmens’, suppliers’ and mechanics’ Liens and similar Liens for labor, materials or supplies provided with respect to such real property incurred in the ordinary course of business, which amounts related thereto are not yet due and payable or for which appropriate reserves have been established in accordance with GAAP, and (iv) Liens for Taxes not yet due and payable or being contested in good faith and by appropriate proceedings.

“Person” means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an incorporated organization or any other entity or organization, including a Governmental Entity.

“Pro Rata Portion” means, with respect to each Target Stockholder, the percentage set forth opposite each such Target Stockholder’s name on Section 1.1(a) of the Target Disclosure Letter under the column “Pro Rata Portion”.

“Qualified Representations and Warranties” means those representations and warranties set forth in (A) Sections 4.7(b) and (c) (Financial Statements), clauses (x), (xi) and (xv) of Section 4.13 (Material Contracts), the first sentence of Section 4.16 (Insurance), and the first sentence of Section 4.25 (Absence of Changes) and (B) Section 5.7 (Financial Statements; No Material Adverse Effect).

“Remaining Indebtedness” means, collectively, the Indebtedness set forth on Section 1.1(b) to the Target Disclosure Letter.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Senior Notes” means the 9.75% Senior Notes due 2015 issued pursuant to the Target Indenture.

“Significant Subsidiary” has the meaning set forth in Regulation S-X under the Securities Act, except that for purposes of this Agreement all references to “10 percent” therein shall be replaced with “5 percent”.

“Specified Option” means any option subject to (i) the Nonqualified Stock Option Agreement made and entered into, as of August 1, 2006, by and between Target and William Armstead; (ii) the Nonqualified Stock Option Agreement made and entered into, as of August 1, 2006, by and between Target and Jeffrey Kluckman; (iii) the Nonqualified Stock Option Agreement made and entered into, as of August 1, 2006, by and between Target and Jody Miller; and (iv) the Nonqualified Stock Option Agreement made and entered into, as of August 1, 2006, by and between Target and Allan Villegas.

“Sponsor Management Agreement” means that certain management agreement between WCAS Management Corporation, Mobile Services Group, Inc. and Target dated August 1, 2006.

“Sponsor Merger Agreement” means that certain agreement and plan of merger by and among Target, MSG WC Acquisition Corp., Mobile Services Group, Inc. and Windward Capital Management, LLC as Target Stockholder Representative, dated May 24, 2006.

“Sponsor Stockholders Agreement” means that certain stockholders’ agreement by and among Target, WCAS Stockholders, de Nicola Holdings, L.P. and other co-investors and additional stockholders named therein, dated August 1, 2006.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a 50% equity interest.

“Target Common Stock” means the shares of common stock, par value $0.01 per share, of Target.

“Target Credit Agreements” means the U.S. Credit Agreement and the U.K. Credit Agreement.

“Target Indenture” means that certain indenture by and among Mobile Services Group, Inc. and Mobile Storage Group, Inc., as issuers, Wells Fargo Bank, N.A., as trustee, and the subsidiary guarantors named therein, dated August 1, 2006.

“Target Net Debt” means $535,000,000.

“Target Option Plans” means the MSG WC Holdings Corp. 2006 Stock Option Plan, the 2006 Stock Incentive Plan and the MSG WC Holdings Corp. 2006 Employee Stock Option Plan, in each case adopted by the board of directors of Target on August 1, 2006.

“Target Property” means any real property and improvements owned (directly, indirectly, or beneficially), leased, used, operated or occupied by Target or its Subsidiaries.

“Target Stockholders” means all the stockholders of Target at Closing.

“Target Working Capital” means $0.00.

“Tax” or “Taxes” means all taxes, assessments, charges, duties, fees, levies or other similar governmental charges, including all United States, federal, state or local, non-United States and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return (as defined below)), all estimated taxes, deficiency assessments, additions to tax, penalties and interest, and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person or other entity.

“Trade Secrets” means any trade secrets or other proprietary and confidential information including unpatented inventions, invention disclosures, technical data, customer lists, know-how, formulae, methods (whether or not patentable), designs, processes, procedures, source code, object code, and data collections.

“Transaction Expenses” means, without duplication, the collective amount payable by Target or any of its Subsidiaries for all out-of-pocket costs and expenses incurred by Target or any of its Subsidiaries or on behalf of the Target Stockholders in connection with the sale of Target or any of its Subsidiaries (whether pursuant to this Agreement or any alternative transaction Target or the Target Stockholders have considered or any auction process related thereto) that have not been paid prior to the Effective Time, (1) including (A) all brokers’ or finders’ fees, (B) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, and auditors and experts, (C) consent payments required to be made in connection with obtaining the applicable landlord consents in connection with the transactions contemplated hereby or consents under capitalized lease obligations, and (D) all sale, “stay-around,” retention, or similar bonuses or payments to current or former directors, officers, employees and consultants paid as a result of or in connection with the transactions contemplated hereby other than payments under the Transaction Retention Program, but (2) excluding all Transfer Taxes.

“Transaction Retention Program” means a transaction retention program as mutually agreed to by Parent and Target, as annexed to Section 1.1(c) of the Target Disclosure Letter, to provide transaction bonuses to employees of Target as mutually chosen, and in amounts mutually agreed, by Parent and Target, which shall not exceed $3,352,500 in the aggregate.

“Transfer Regulations” means the United Kingdom’s Transfer of Undertakings (Protection of Employment) Regulations 2006 or any applicable law implementing the provisions of the Council Directive 2001/23/EC dated 12 March 2001 and the United Kingdom’s Transfer of Undertakings (Protection of Employment) Regulations 1981 or any applicable law implementing the provisions of the Council Directive 77/187/EEC dated 14 February 1977.

“Transfer Taxes” means all stamp, transfer, recording, stock transfer, documentary, sales and use, value added, registration, real property transfer and any other similar taxes and fees (including any penalties and interest) incurred in connection with this Agreement or any other transaction contemplated hereby.

“TULRCA” means the United Kingdom’s Trade Unions and Labour Relations (Consolidation) Act 1992.

“U.K. Credit Agreement” means the U.K. Credit Agreement, dated as of August 1, 2006, by and among the financial institutions parties thereto, The CIT Group/Business Credit, Inc., as administrative agent, Mobile Storage Group, Inc., Mobile Services Group, Inc., MSG WC Intermediary Co., MSC WC Holdings Corp., The CIT Group/Business Credit, Inc., as the fronting lender of the U.K. Revolving Participants (as defined therein) and as security trustee and Ravenstock MSG Limited.

“U.S. Credit Agreement” means the Credit Agreement, dated as of August 1, 2006, among the financial institutions parties from time to time parties thereto, The CIT Group/Business Credit, Inc., as administrative agent, Mobile Storage Group, Inc., Mobile Services Group, Inc., MSG WC Intermediary Co. and Target.

“VAT” means the Tax imposed by the United Kingdom Value Added Tax Act 1994 and legislation supplemental thereto.

“WCAS” means Welsh, Carson, Anderson & Stowe X, L.P.

“WCAS Stockholders” means, collectively, WCAS, WCAS Capital Partners IV, L.P. and WCAS Management Corporation.

“Working Capital” means the “Adjusted Net Working Capital at Closing” calculated in accordance with the methodology and definitions set forth on Section 1.1(d) of the Target Disclosure Letter.

“Working Capital Lower Limit” means $(1,500,000.00).

“Working Capital Upper Limit” means $1,500,000.00.

“$” means United States dollars.

§1.2 Other Defined Terms. In addition to the terms defined in Section 1.1, additional defined terms used herein shall have the respective meanings assigned thereto in the Sections indicated on Annex A.

§1.3 Construction. In this Agreement, unless the context otherwise requires:

(a) any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication;

(b) words expressed in the singular number shall include the plural and vice versa, words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(c) references to Articles, Sections, Exhibits and Recitals are references to articles, sections, exhibits, schedules and recitals of this Agreement;

(d) reference to “day” or “days” are to calendar days;

(e) this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented; and

(f) “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import.

ARTICLE II

THE MERGER AND SUBSEQUENT MERGERS

§2.1 The Merger. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, Parent, Merger Sub and Target shall duly prepare, execute and acknowledge a certificate of merger (the “Certificate of Merger”) in accordance with Section 251 of the DGCL that shall be filed with the Secretary of State of the State of Delaware on the Closing Date, in accordance with the provisions of the DGCL. The Merger shall become effective upon the acceptance of the filing of the Certificate of Merger by the Secretary of State of the State of Delaware (or at such later time set forth in the Certificate of Merger as shall be agreed to by Parent, Merger Sub and Target). The date and time when the Merger shall become effective is hereinafter referred to as the “Effective Time”.

(b) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into Target, and the separate corporate existence of Merger Sub shall cease, and Target shall continue as the surviving corporation under the laws of the State of Delaware (the “Surviving Corporation”).

(c) From and after the Effective Time, the Merger shall have the effects set forth in Section 259(a) of the DGCL.

§2.2 Certificate of Incorporation of the Surviving Corporation. At the Effective Time and without any further action on the part of Target or Parent the certificate of incorporation of Target, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation as of the Effective Time, until duly amended in accordance with applicable law.

§2.3 By-laws of the Surviving Corporation. At the Effective Time and without any further action on the part of Target or Parent, the by-laws of Target, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation as of the Effective Time, until duly amended in accordance with applicable law.

§2.4 Directors and Officers of the Surviving Corporation. At the Effective Time and subject to Section 7.3, the directors of Target immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the certificate of incorporation and by-laws of the Surviving Corporation. At the Effective Time, the officers of Target immediately prior to the Effective Time shall be officers of the Surviving Corporation, each of such officers to hold office, subject to the applicable provisions of the certificate of incorporation and by-laws of the Surviving Corporation.

§2.5 The Subsequent Mergers. (a) Upon the terms and subject to the conditions of this Agreement, on the Closing Date and immediately following the Merger, Parent shall cause the Surviving Corporation and each of MSG WC Intermediary Co. and Mobile Services Group, Inc. to duly prepare, execute and acknowledge certain certificates of merger in accordance with Section 253 of the DGCL that shall be filed with the Secretary of State of the State of Delaware immediately following the Effective Time, in accordance with the provisions of the DGCL, so that the following mergers (collectively, the “Subsequent Mergers”) occur in the order described below:

(i) The Surviving Corporation shall be merged with and into Parent, and the separate corporate existence of the Surviving Corporation shall cease, and Parent shall continue as the surviving corporation under the laws of the State of Delaware.

(ii) MSG WC Intermediary Co. shall be merged with and into Parent, and the separate corporate existence of MSG WC Intermediary Co. shall cease, and Parent shall continue as the surviving corporation under the laws of the State of Delaware.

(iii) Mobile Services Group, Inc. shall be merged with and into Parent, and the separate corporate existence of Mobile Services Group, Inc. shall cease, and Parent shall continue as the surviving corporation under the laws of the State of Delaware.

(b) Each Subsequent Merger shall become effective upon the acceptance of the filing of the applicable certificate of merger by the Secretary of State of the State of Delaware in the order described above.

(c) From and after the effective time of each Subsequent Merger, such Subsequent Merger shall have the effects set forth in Section 259(a) of the DGCL.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK

§3.1 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any party, each share of Merger Sub’s common stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid, and nonassessable share of the Surviving Corporation’s common stock. Each stock certificate of Merger Sub evidencing ownership of any such shares will from and after the Effective Time evidence ownership of shares of the Surviving Corporation’s common stock, so that, after the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation’s common stock. Each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Target Common Stock that are held in the treasury of Target or held by Parent or any of its Subsidiaries, all of which shall cease to be outstanding and be canceled and none of which shall receive any payment with respect thereto) and all rights in respect thereof shall, by virtue of the Merger and without any action on the part of the holder thereof, forthwith cease to exist and be converted into and represent the right to receive an amount, in cash and shares of Parent Preferred Stock, equal to (x) $701,500,000, minus Actual Net Debt, plus or minus, as the case may be, the Actual Closing Working Capital Adjustment, plus or minus as the case may be, the Actual Closing CapEx Adjustment, minus the amount of Actual Closing Transaction Expenses (collectively, the “Merger Consideration”) divided by (y) the number of shares of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Target Common Stock which are held in the treasury of Target or held by Parent or any of its Subsidiaries, all of which shall cease to be outstanding and be canceled and none of which shall receive any payment with respect thereto).

§3.2 Effect on Options. Immediately prior to the Effective Time, all options issued under the Target Option Plans (other than the Specified Options) that are outstanding on such date will be cancelled and will cease to exist, and the holder of such option will cease to have any rights with respect thereto, except the right to receive a pro rata portion of the Merger Consideration. For the avoidance of the doubt, for purposes of this Agreement, the Pro Rata Portion of the Target Stockholders shall be calculated as if the Specified Options were exercised for cash immediately prior to the Effective Time such that shares of Target Common Stock issuable upon the exercise thereof shall be deemed issued and outstanding as of the Effective Time and the Target Stockholders and the Specified Option holders shall receive a pro rata portion of the Merger Consideration; provided, that in determining the Pro Rata Portion of any Specified Option holder the aggregate exercise price for all such options shall be taken into consideration.

§3.3 Delivery of Funds; Surrender of Certificates; Payments. (a) At least three (3) Business Days, but not more than five (5) Business Days, prior to the Closing Date, Target shall deliver to Parent a statement (the “Closing Estimate Statement”) setting forth Target’s good faith estimate of (i) the amount of Net Debt of Target as of the Closing Date (the “Estimated Net Debt”), (ii) the amount, if any, by which the Estimated Net Debt is greater or less than the Target Net Debt (the “Estimated Net Debt Adjustment”), (iii) the Working Capital as of the Closing Date (the “Estimated Working Capital”), (iv) the amount, if any, by which the Estimated Working Capital exceeds the Working Capital Upper Limit or is less than the Working Capital Lower Limit, as the case may be (the “Estimated Working Capital Adjustment,” which, if the Estimated Working Capital is less than the Working Capital Lower Limit, the Estimated Working Capital Adjustment shall be deemed a negative amount, and if Estimated Working Capital is between the Working Capital Upper Limit and the Working Capital Lower Limit, the Estimated Working Capital Adjustment shall be $0.00), (v) its consolidated Capital Expenditures for the period commencing on January 1, 2008 and ending on the Closing Date (the “Estimated CapEx Expenditures”), (vi) the amount, if any, by which the Estimated CapEx Expenditures is greater or less than the Cumulative Adjusted Capex Budget Amount for the period commencing on January 1, 2008 and ending on the Closing Date (the “Estimated CapEx Expenditures Adjustment”), (vii) the amount of Transaction Expenses as of the Closing Date (the “Estimated Transaction Expenses”), (viii) the total number of outstanding shares of Target Common Stock, and (ix) Estimated Merger Consideration, which shall quantify in reasonable detail the foregoing amounts and calculations, and in each case shall be calculated in accordance with Section 1.1 (d) of the Target Disclosure Letter.

(b) On the Closing Date (or at such later date when a Target Stockholder surrenders such Target Stockholder’s Certificate(s)), upon surrender by a Target Stockholder to Parent of the certificate(s) representing the shares of Target Common Stock held by such Target Stockholder immediately prior to the Effective Time (each, a “Certificate”) and delivery of a letter of transmittal in form and substance reasonably satisfactory to Parent and the Target Stockholders Representative from each Target Stockholder who did not sign the Joinder Agreement containing the appropriate provisions of the Joinder Agreement, Parent shall pay to the Target Stockholders the Estimated Merger Consideration as follows:

(i) if the Estimated Merger Consideration is equal to or less than $154,000,000, then each such Target Stockholder who has surrendered a Certificate shall receive a number of shares of Parent Preferred Stock equal to (w) the Estimated Merger Consideration, (x) minus the Escrow Amount, (y) divided by $18.00 (as adjusted for stock splits and combinations), and (z) multiplied by the Pro Rata Portion of such Target Stockholder (rounded to the nearest whole share); or

(ii) if the Estimated Merger Consideration is greater than $154,000,000, then each such Target Stockholder who has surrendered a Certificate shall receive (x) a number of shares of Parent Preferred Stock equal to (I) $154,000,000 minus the Escrowed Parent Preferred Stock Value, (II) divided by $18.00 (as adjusted for stock splits and combinations), and (III) multiplied by the Pro Rata Portion of such Target Stockholder (rounded to the nearest whole share), and (y) an amount in cash equal to (I) the Estimated Merger Consideration minus $154,000,000 minus the Escrowed Cash, and (II) multiplied by the Pro Rata Portion of such Target Stockholder.

(c) Until so surrendered, each Certificate shall be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender the Merger Consideration deliverable in respect thereof to which such Person is entitled pursuant to this Article III. No interest shall be paid or accrued in respect of such cash payments. If the Merger Consideration (or any portion thereof) is to be delivered to a Person other than the Person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of such portion of the Merger Consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and that the Person requesting such transfer pay to the Surviving Corporation any Transfer Taxes payable by reason of the foregoing or establish to the satisfaction of the Surviving Corporation that such Transfer Taxes have been paid or are not required to be paid. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the portion of the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III; provided, that the Person to whom such portion of the Merger Consideration is paid shall, as a condition precedent to the payment thereof, indemnify the Surviving Corporation in a manner reasonably satisfactory to them against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

(d) At the Closing, the Escrowed Cash and Escrowed Parent Preferred Stock shall be deposited with the Escrow Agent to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.

(e) At the Closing, Parent shall pay or purchase, on behalf of Target and its Subsidiaries, to or from the holders of the Indebtedness of Target included in the calculation of Estimated Net Debt (including the Mezzanine Notes and the Target Credit Agreements), other than to the holders of the Remaining Indebtedness, reflected in the Payoff Letters an amount sufficient to repay all such Indebtedness, with the result that immediately following the Closing there will be no further monetary obligations of the Surviving Corporation or any of its Subsidiaries with respect to such Indebtedness.

(f) At the Closing, Parent shall pay, on behalf of Target and its Subsidiaries, the Estimated Transaction Expenses as set forth in the Closing Estimate Statement, by wire transfer of immediately available funds pursuant to written instructions provided to Parent by Target concurrently with the delivery of the Closing Estimate Statement.

§3.4 Determination of Merger Consideration Adjustment. (a) Promptly after the Closing Date, and in any event not later than ninety (90) days following the Closing Date, the Surviving Corporation shall prepare and deliver to the Target Stockholder Representative a statement (the “Closing Statement”) setting forth the Surviving Corporation’s good faith calculation of (i) the amount of Net Debt of Target as of the Closing Date (the “Closing Net Debt”), (ii) the amount, if any, by which the Closing Net Debt is greater or less than the Target Net Debt (the “Closing Net Debt Adjustment”), (iii) the Working Capital as of the Closing Date (the “Closing Working Capital”), (iv) the amount, if any, by which the Closing Working Capital exceeds the Working Capital Upper Limit or is less than the Working Capital Lower Limit, as the case may be (the “Closing Working Capital Adjustment,” which, if the Closing Working Capital is less than the Working Capital Lower Limit, the Closing Working Capital Adjustment shall be deemed a negative amount, and if Closing Working Capital is between the Working Capital Upper Limit and the Working Capital Lower Limit, the Closing Working Capital Adjustment shall be $0.00), (v) the consolidated Capital Expenditures for the period commencing on January 1, 2008 and ending on the Closing Date (the “Closing CapEx Expenditures”), (vi) the amount, if any, by which the Closing CapEx Expenditures is greater or less than the Cumulative Adjusted Capex Budget Amount for the period commencing on January 1, 2008 and ending on the Closing Date (the “Closing CapEx Expenditures Adjustment”), (vii) the Transaction Expenses as of the Closing Date (the “Closing Transaction Expenses”), (viii) the total number of outstanding shares of Target Common Stock, and (ix) the Estimated Merger Consideration based on foregoing amounts (the “Closing Merger Consideration”), which shall quantify in reasonable detail the foregoing amounts and calculations, and in each case shall be calculated in accordance with Section 1.1(d) of the Target Disclosure Letter. Upon delivery of the Closing Statement by the Surviving Corporation, the Surviving Corporation shall provide the Target Stockholder Representative with reasonable access to the books and records of the Surviving Corporation and Target, as the case may be, and any other document or information reasonably requested by the Target Stockholder Representative, in order to allow the Target Stockholder Representative to verify the accuracy of determination by the Surviving Corporation of the Closing Merger Consideration.

(b) In the event that the Target Stockholder Representative does not object to any amounts set forth on the Closing Statement by written notice of objection (the “Notice of Objection”) delivered to the Surviving Corporation within fifteen (15) Business Days after the Target Stockholder Representative’s receipt of the Closing Statement, such Notice of Objection to set forth in reasonable detail the Target Stockholder Representative’s alternative calculations of (i) the amount of Closing Net Debt, (ii) the Closing Net Debt Adjustment, (iii) the Closing Working Capital, (iv) the Closing Working Capital Adjustment, (v) the Closing CapEx Expenditures, (vi) the Closing CapEx Expenditures Adjustment, (vii) the amount of Closing Transaction Expenses, (viii) the total number of outstanding shares of Target Common Stock, or (ix) the Closing Merger Consideration based on such amounts, the Closing Merger Consideration shall be deemed final and binding and shall be the Merger Consideration for all purposes of this Agreement.

(c) If the Target Stockholder Representative delivers a Notice of Objection to the Surviving Corporation within the fifteen (15) Business Day period referred to in Section 3.4(b), then (A) any amount included in the Surviving Corporation’s calculation of Closing Merger Consideration that is not in dispute on the date such Notice of Objection is given shall be treated as final and binding and (B) any dispute (all such disputed amounts, the “Disputed Amounts”) shall be resolved as follows:

(i) the Target Stockholder Representative and the Surviving Corporation shall promptly endeavor in good faith to resolve the Disputed Amounts listed in the Notice of Objection. In the event that a written agreement determining the Disputed Amounts has not been reached within ten (10) Business Days after the date of receipt by the Surviving Corporation from the Target Stockholder Representative of the Notice of Objection, the

resolution of such Disputed Amounts shall be submitted to PriceWaterhouseCoopers (other than its New York office) (the “Arbitrator”);

(ii) the Arbitrator shall conduct its own review and verification of the Closing Statement and shall select either the Target Stockholder Representative’s calculations of the Disputed Amounts or the Surviving Corporation’s calculations of the Disputed Amounts or an amount in between the two;

(iii) the Target Stockholder Representative and the Surviving Corporation shall use all commercially reasonable efforts to cause the Arbitrator to render a decision in accordance with this Section 3.4(c) along with a statement of reasons therefor within thirty (30) days of the submission of the Disputed Amounts, or a reasonable time thereafter, to the Arbitrator. The decision of the Arbitrator shall be final and binding upon each party hereto and the decision of the Arbitrator shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover;

(iv) in the event the Target Stockholder Representative and the Surviving Corporation submit any Disputed Amounts to the Arbitrator for resolution, the Surviving Corporation and the Target Stockholders shall each pay their own costs and expenses incurred under this Section 3.4(c). The Target Stockholders shall be responsible for that fraction of the fees and costs of the Arbitrator equal to (A) the Arbitrator’s final determination with respect to the Disputed Amounts, over (B) the absolute value of the difference between the Target Stockholder Representative’s aggregate position with respect to the Disputed Amounts and the Surviving Corporation’s aggregate position with respect to the Disputed Amounts, and the Surviving Corporation shall be responsible for the remainder of such fees and costs; and

(v) the Arbitrator shall act as an arbitrator to determine, based upon the provisions of this Section 3.4(c), only the Disputed Amounts and the determination of each amount of the Disputed Amounts shall be made in accordance with the procedures set forth in Section 3.4(a) and, in any event shall be no less than the lesser of the amount claimed by either the Surviving Corporation or the Target Stockholder Representative, and shall be no greater than the greater of the amount claimed by either the Surviving Corporation or the Target Stockholder Representative.

(d) Upon the determination, in accordance with Sections 3.4(b) or 3.4(c), of the final calculations of the amounts of (i) Closing Net Debt, (ii) the Closing Net Debt Adjustment, (iii) Closing Working Capital, (iv) the Closing Working Capital Adjustment, (v) Closing CapEx Expenditures, (vi) the Closing CapEx Expenditures Adjustment, (vii) Closing Transaction Expenses, (viii) the total number of outstanding shares of Target Common Stock, and (ix) the Closing Merger Consideration, then, the Closing Merger Consideration shall be recalculated using such finally determined amounts in lieu of the amounts set forth on the Closing Merger Statement and such amounts as so recomputed in accordance with Sections 3.4(b) or 3.4(c) are referred to herein as (I) “Actual Net Debt”, (II) the “Actual Net Debt Adjustment”, (III) “Actual Closing Working Capital”, (IV) the “Actual Closing Working Capital Adjustment”, (V) “Actual Closing CapEx Expenditures”, (VI) the “Actual Closing CapEx

Expenditures Adjustment”, and (VII) “Actual Closing Transaction Expenses”, and the determination of the Merger Consideration based on such amounts shall be final and binding and shall be the Merger Consideration for all purposes of this Agreement. If the Merger Consideration is greater than the Estimated Merger Consideration, then the Surviving Corporation shall be obligated to pay to the Target Stockholders in accordance with Section 3.4(e) such deficiency within three (3) Business Days of the determination of the Merger Consideration. If the Merger Consideration as finally determined is less than the Estimated Merger Consideration, then the Target Stockholders shall be obligated to pay the Surviving Corporation such deficiency in accordance with Section 3.4(f) within three (3) Business Days after the determination of the Merger Consideration. The amount payable by the Surviving Corporation or the Target Stockholders pursuant to this Section 3.4(d) is referred to herein as the “Merger Consideration Adjustment”.

(e) If the Merger Consideration as finally determined is greater than the Estimated Merger Consideration and:

(i) if the Merger Consideration is less than or equal to $154,000,000, then Parent shall issue to the Target Stockholder Representative (for further distribution to the Target Stockholders based on their respective Pro Rata Portions) a number of shares of Parent Preferred Stock equal to the Merger Consideration Adjustment divided by $18.00 (as adjusted for stock splits and combinations); or

(ii) if the Merger Consideration is greater than $154,000,000, and then if the Estimated Merger Consideration was (x) less than $154,000,000, then Parent will issue to the Target Stockholders a number of shares of Parent Preferred Stock equal to (i) $154,000,000 minus the Estimated Merger Consideration divided by (ii) $18.00 (as adjusted for stock splits and combinations) and pay to the Target Stockholders an amount in cash equal to the Merger Consideration minus $154,000,000, or (y) greater than $154,000,000, then Parent will pay to the Target Stockholders an amount in cash equal to the Merger Consideration Adjustment.

(f) If the Merger Consideration as finally determined is less than the Estimated Merger Consideration and:

(i) if the Merger Consideration Adjustment exceeds the Escrow Amount, then the Surviving Corporation and the Target Stockholder Representative shall instruct the Escrow Agent to release to the Surviving Corporation the Escrowed Cash, if any, and the Escrowed Parent Preferred Stock, and each Target Stockholder shall be required to, at its option, (A) pay to the Surviving Corporation an amount in cash in immediately available funds equal to its Pro Rata Portion of the excess of the Merger Consideration Adjustment over the Escrow Amount then held by the Escrow Agent or (B) return to the Surviving Corporation a number of shares of Parent Preferred Stock equal to its Pro Rata Portion of the amount by which the Merger Consideration Adjustment exceeds the Escrow Amount then held by the Escrow Agent divided by $18.00 (as adjusted for stock splits and combinations), which shares shall be canceled by the Surviving Corporation and deemed authorized but unissued shares of Parent Preferred Stock; or

(ii) if the Escrow Amount then held by the Escrow Agent equals or exceeds the Merger Consideration Adjustment, then the Surviving Corporation and the Target Stockholder Representative shall instruct the Escrow Agent to release to the Surviving Corporation (A) if the Escrowed Cash then held by the Escrow Agent exceeds the Merger Consideration Adjustment, then an amount in cash equal to the Merger Consideration Adjustment, or (B) if the Merger Consideration Adjustment exceeds the Escrowed Cash then held by the Escrow Agent, then the Escrowed Cash then held by the Escrow Agent plus a number of shares of Parent Preferred Stock equal to the excess of the Merger Consideration Adjustment or the Escrowed Cash then held by the Escrow Agent multiplied by $18.00 (as adjusted for stock splits and combinations) the Merger Consideration Adjustment over the Escrowed Cash.

Notwithstanding the foregoing, in the event that the foregoing provisions of this Section 3.4 require the release of Parent Preferred Stock to Parent, the Stockholders Representative may elect upon the final determination of the Merger Consideration Adjustment to substitute a cash payment in an amount equal to the number of shares of Parent Preferred Stock, or any portion thereof, that would otherwise be released to Parent, multiplied by $18.00 (as adjusted for stock splits and combinations) and upon such payment those shares for which cash was so substituted shall instead be released to the Stockholders Representative.

§3.5 No Further Rights of Transfers. At and after the Effective Time, each Target Stockholder shall cease to have any rights as a stockholder of Target, except as otherwise required by applicable Law and except for the right of each Target Stockholder to surrender his or her Certificate or lost Certificate affidavit in exchange for payment of the applicable merger consideration, and no transfer of Target Common Stock shall be made on the stock transfer books of the Surviving Corporation. At the close of business on the day of the Effective Time, the stock ledger of Target shall be closed.

§3.6 Withholding Rights. Each of Target, Parent, Merger Sub and the Surviving Corporation will be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld and properly and timely remitted to the applicable taxing authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

§3.7 Closing. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned, and subject to the satisfaction or waiver of all of the conditions set forth in herein, the closing of the Merger (the “Closing”) shall take place at 10:00 A.M. at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036-2787, as soon as practicable, but in any event, within three (3) Business Days after the last of the conditions set forth in Article IX is satisfied or waived, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, or at such other date, time or place as the parties hereto shall agree in writing. Such date is herein referred to as the “Closing Date”.

§3.8 Further Assurances. At and after the Effective Time, the officers and managers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Target or Parent, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Target or Parent, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger. Parent shall, and shall cause the Surviving Corporation, MSG WC Intermediary Co. and Mobile Services Group, Inc. to authorize and approve the Subsequent Mergers and to take all commercially reasonable efforts to do all things necessary and desirable to effectuate the Subsequent Mergers.

§3.9 Target Stockholder Representative.  (a) WCAS has been appointed as and constitutes the “Target Stockholder Representative” and as such shall serve as and have all powers as agent and attorney-in-fact of each Target Stockholder, for and on behalf of such Target Stockholders for purposes of this Agreement, including, to give and receive notices and communications; to have the authority to calculate, negotiate and agree to the Merger Consideration (including the components thereof) in accordance with the adjustments procedures set forth in this Agreement; to sign receipts, consents or other documents and to effect the transactions contemplated hereby; to make (or cause to be made) distributions to the Target Stockholders and to take all actions it deems necessary or appropriate for the accomplishment of the foregoing, including retaining any attorneys, accountants or other advisors as the Target Stockholder Representative sees fit. The Target Stockholder Representative may resign such position for any reason upon at least thirty (30) days prior written notice delivered to Parent and the Target Stockholders. In such event, the Target Stockholders who held at least a majority of Target Common Stock as of the Closing shall, by written notice to Parent, appoint a successor Target Stockholder Representative within such thirty (30) day period. Notice or communications to or from the Target Stockholder Representative shall constitute notice to or from the Target Stockholders.

(b) The Target Stockholder Representative shall only be liable for any action taken or not taken as a Target Stockholder Representative solely to the extent such Target Stockholder Representative’s action constitutes gross negligence, fraud or willful misconduct. No bond shall be required of the Target Stockholder Representative, and the Target Stockholder Representative shall not receive compensation for its services. The Target Stockholder Representative shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document reasonably believed by it to be genuine and to have been signed by the proper person, nor for any other action or inaction, except to the extent caused by its own gross negligence, fraud or willful misconduct.

(c) A decision, act, consent or instruction of the Target Stockholder Representative shall constitute a decision of all Target Stockholders, and shall be final, binding and conclusive upon each of the Target Stockholders, and Parent, Surviving Corporation and Target may rely upon any decision, act, consent or instruction of the Target Stockholder Representative as being the decision, act, consent or instruction of each and all of the Target Stockholders. Parent and Surviving Corporation are relieved from any liability to any Target

Stockholder or any other Person for any acts done by them in accordance with such decision, act, consent or instruction of the Target Stockholder Representative.

(d) The Target Stockholders agree to take any and all action as may be reasonably required by the Target Stockholder Representative (including, the execution of certificates, transfer documents, receipts, instruments, consents or similar documents) to effectuate the purposes of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TARGET

Except as disclosed in writing in the disclosure letter supplied by Target to Parent, dated as of the date hereof and as may be updated by Target (for informational purposes) pursuant to Section 6.4 (the “Target Disclosure Letter”), Target represents and warrants to Parent as follows:

§4.1 Authority and Enforceability. Target has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to be executed and delivered by Target as contemplated hereby. Target has the corporate power and authority to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, and the Ancillary Agreements executed and delivered by Target as contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Target’s board of directors and by the Target Stockholders and no other corporate or stockholder action on the part of Target or its stockholders is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements by Target and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to be executed and delivered by Target as contemplated hereby, when delivered in accordance with the terms hereof and thereof, assuming the due execution and delivery of this Agreement and each other Ancillary Agreement by the other parties hereto and thereto, shall have been duly executed and delivered by Target and shall be valid and binding obligations of Target, enforceable against Target in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

§4.2 Consents and Approvals; No Violations. (a) Other than as set forth on Section 4.2(a) of the Target Disclosure Letter, the execution and delivery of this Agreement by Target do not, the execution and delivery by Target of the Ancillary Agreements to be executed and delivered by Target as contemplated hereby will not and the consummation by Target of the transactions contemplated hereby and thereby will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien on any of the properties or assets of Target or any of its Subsidiaries (taken as a whole), except for Permitted Liens, under:  (i) any provision of the Organizational Documents of Target or any of its Subsidiaries; (ii) subject to obtaining and making any of the approvals, consents, notices and filings referred to in paragraph (b) below, any Law or Order applicable to Target or any of its Subsidiaries or by which any of their respective properties or assets may be bound; (iii) any of the terms, conditions or provisions of any Material Contract to which Target or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets is bound except in the case of clauses (ii) and (iii) above, for such violations, filings, permits, consents, approvals, notices, breaches or conflicts which would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect with respect to Target.

(b) Except for such filings and approvals as may be required pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) and as set forth on Section 4.2(b) of the Target Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental Entity or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order applicable to Target or any of its Subsidiaries or by which any of their respective properties or assets may be bound, any Material Contract to which Target or any of its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound, for the execution and delivery of this Agreement by Target, the performance by Target of its obligations hereunder or the consummation of the transactions contemplated hereby other than those which, the failure to obtain or make, would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect with respect to Target.

§4.3 Existence and Good Standing of Target. Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Target has all requisite corporate power and authority to own its property and to carry on its business as now being conducted. Target is duly qualified to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by Target or the nature of the business conducted by Target makes such qualification necessary, except for such jurisdictions where the failure to be so qualified or licensed and in good standing would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect with respect to Target.

§4.4 Capitalization of Target. Target has an authorized capitalization consisting of (x) 215,000 shares of Target Common Stock of which 147,177.19 shares of Target Common Stock are issued and outstanding, 34,787 shares of Target Common Stock are reserved for issuance and none of which are held in Target’s treasury and (y) 20,000 shares of preferred stock, par value $0.01 per share, none of which are outstanding; provided, that the share numbers set forth in the foregoing clause (x)do not take into account any issuances of capital stock of Target after the date hereof upon the exercise of any options outstanding on the date hereof. All such outstanding shares of capital stock have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights. Except as described above, no shares of capital stock of Target are authorized, issued, outstanding or reserved for issuance. Except as set forth on Section 4.4 of the Target Disclosure Letter, there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the capital stock of, or other equity or voting interest in, Target, pursuant to which Target or any of its Subsidiaries is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold, shares of Target Common Stock, any other shares of the capital stock of or other equity or voting interest in, Target or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of or other equity or voting interest in, Target. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, Target. Neither Target nor any of its Subsidiaries has any authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the Target Stockholders on any matter. Except as set forth on Section 4.4 of the Target Disclosure Letter, there are no Contracts to which Target or any of its Subsidiaries is a party or by which they are bound to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, Target or any other Person or (ii) vote or dispose of any shares of capital stock of, or other equity or voting interest in, Target. Except as set forth on Section 4.4 of the Target Disclosure Letter, there are no irrevocable proxies and no voting agreements with respect to any membership interests of, or other equity or voting interest in, Target.

§4.5 Target Subsidiaries. (a) Set forth on Section 4.5(a) of the Target Disclosure Letter is a complete and accurate list of each Subsidiary of Target and the jurisdiction of organization of such Subsidiaries. Each Subsidiary of Target is duly organized, validly existing and in good standing (or, if applicable, in a foreign jurisdiction, enjoys the equivalent status under the Laws of any jurisdiction of organization outside of the United States) under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to own its material property and to carry on its business as now being conducted.

(b) Set forth on Section 4.5(b) of the Target Disclosure Letter is a complete and accurate list of jurisdictions in which each Subsidiary of Target is qualified or licensed to do business. Each Subsidiary of Target is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by such Subsidiary or the nature of the business conducted by such Subsidiary make such qualification or licensing necessary, except for such jurisdictions where the failure to be so qualified or licensed and in good standing would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect with respect to Target.

(c) Each Subsidiary of Target has the capitalization set forth on Section 4.5(c) of the Target Disclosure Letter. All of the outstanding capital stock or other equity securities or voting interests, as the case may be, of each Subsidiary of Target have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights, and, except as set forth on Section 4.5(c) of the Target Disclosure Letter are owned, of record and beneficially, by Target or a Subsidiary of Target, free and clear of all Liens, other than a Permitted Lien. There are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise relating to the capital stock of, or other equity or voting interest in, any Subsidiary of Target or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any capital stock of, or other equity or voting interest in, such Subsidiary, other than such rights granted to Target or a Subsidiary of Target. There is no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, any Subsidiary of Target. No Subsidiary of Target has any authorized or outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equityholders of any Subsidiary of Target on any matter. There are no Contracts to which any Subsidiary of Target is a party or by which they are bound to (i) repurchase, redeem or otherwise acquire any shares of the capital stock of, or other equity or voting interest in, any Subsidiary of Target or any other Person or (ii) vote or dispose of any shares of the capital stock of, or other equity or voting interest in, any Subsidiary of Target. There are no irrevocable proxies and no voting agreements with respect to any shares of the capital stock of, or other equity or voting interest in, any Subsidiary of Target.

(d) Neither Target nor any of its Subsidiaries owns, directly or indirectly, any capital stock of, or other equity, ownership, proprietary or voting interest in, any Person except as set forth on Section 4.5(a) of the Target Disclosure Letter.

(e) Except as set forth on Section 4.5(e) of the Target Disclosure Letter, there are no restrictions of any kind which prevent or restrict the payment of dividends or other distributions by Target or any of Target’s Subsidiaries other than those imposed by the Laws of general applicability of their respective jurisdictions of organization.

(f) Neither Target nor any of its Subsidiaries (i) is resident within the United Kingdom, the Channel Islands or the Isle of Man and (ii) at any time during the ten (10) years prior to the date of this agreement has (w) equity share capital which has been admitted to the Official List of the UK Listing Authority, (x) published dealings in their equity share capital in a newspaper on a regular basis for a continuous period of at least six (6) months, (y) equity share capital which has been subject to a marketing arrangement as described in Section 163(2)(b) of the Companies Act 1985 (e.g., their shares have been dealt in on AIM, PLUS or the Professional Securities Market), or (z) filed a prospectus for the issue of equity share capital with the UK Registrar.

(g) Target has made available to Parent complete and correct copies of the Organizational Documents of the Target and each of the Subsidiaries (including copies of all the resolutions and any other documents required under the laws of any applicable jurisdiction to be annexed or incorporated to such Organizational Documents).

§4.6 SEC Filings. (a) Since October 31, 2007, Mobile Services Group, Inc. and Mobile Storage Group, Inc. have timely filed or otherwise transmitted all forms, reports and documents required to be filed with the SEC under the Securities Act and the Exchange Act (collectively with any amendments thereto, the “Target SEC Reports”). Each of the Target SEC Reports, as amended prior to the date hereof, has complied, or in the case of the Target SEC Reports filed after the date hereof will comply, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. None of the Target SEC Reports, as amended prior to the date hereof, contained, and in the case of the Target SEC Reports filed after the date hereof will contain, any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein at the time they were filed or will be filed, in the light of the circumstances under which they were made, not misleading, except for those statements (if any) as had been modified by subsequent filings with the SEC prior to the date hereof. Other than Mobile Services Group, Inc. and Mobile Storage Group, Inc., neither Target nor any Subsidiary of Target is required to file any forms, reports or other documents with the SEC.

(b) Mobile Services Group, Inc. and Mobile Storage Group, Inc. have established and maintain disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. Mobile Services Group, Inc. and Mobile Storage Group, Inc. and each of their Subsidiaries maintain a system of internal controls over financial reporting sufficient to comply in all material respects with all legal and accounting requirements applicable to Mobile Services Group, Inc. and Mobile Storage Group, Inc. and such Subsidiary (as such term is defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. Mobile Services Group, Inc. and Mobile Storage Group, Inc. have disclosed, based on their most recent evaluation of internal controls prior to the date hereof, to their auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect Mobile Services Group, Inc. and Mobile Storage Group, Inc.’s ability to record, process, summarize and report financial information and (y) any known fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Except as set forth on Section 4.6(b) of the Target Disclosure Letter, Mobile Services Group, Inc. and Mobile Storage Group, Inc. are in material compliance with all applicable provisions of the Sarbanes-Oxley Act of 2002.

(c) None of the information supplied or to be supplied by Target or the Target Stockholders specifically for inclusion or incorporation by reference in the proxy statement relating to the Parent Stockholders Meeting (together with any amendments thereof or supplements thereto, in each case in the form or forms distributed to the Parent’s stockholders, the “Proxy Statement”) will, at the date the Proxy Statement is first distributed to the stockholders of the Parent and at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

§4.7 Financial Statements. (a) Target has made available to Parent the audited consolidated balance sheets of each of Mobile Services Group, Inc. and its Subsidiaries as at December 31, 2006, 2005 and 2004, and the related audited consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, all certified by Ernst & Young LLP, and the unaudited consolidated balance sheet of such Persons as at September 30, 2007 and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows for the nine months then ended unaudited consolidated balance sheet of Mobile Services Group, Inc. and its Subsidiaries as at September 30, 2007 (the “Balance Sheet Date”) is hereinafter referred to as the “Balance Sheet”. The financial statements referred to above, including the footnotes thereto, except as described therein, have been prepared from, and in accordance with, the books and records of Mobile Services Group, Inc. and its Subsidiaries (which books and records have been maintained in all material respects in a manner consistent with historical practice and are true and complete in all material respects), and, in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently followed throughout the periods indicated except, in the case of the unaudited financial statements, for the absence of notes thereto and subject to normal recurring year-end audit adjustments.

(b) The audited balance sheets referred to in (a) above fairly present, in all material respects, the financial condition of Mobile Services Group, Inc. and its Subsidiaries at the date thereof and the related statements of operations, stockholders’ equity and cash flows fairly present, in all material respects, the results of operations, stockholders’ equity, and cash flows of Mobile Services Group, Inc. and its Subsidiaries for the periods indicated.

(c) The Balance Sheet and such other unaudited balance sheets referred to in (a) above fairly present, in all material respects, the financial condition of Mobile Services Group, Inc. and its Subsidiaries as of the date thereof and the related statements of operations, stockholders’ equity and cash flows fairly present in all material respects, the results of operations, stockholders’ equity and cash flows of Mobile Services Group, Inc. and its Subsidiaries for the periods indicated (except for the absence of notes thereto and subject to normal and recurring year-end audit adjustments).

(d) A true and complete copy of the CapEx Budget is included in Section 4.7(d) of the Target Disclosure Letter.

(e) Included in Section 4.7(e) of the Target Disclosure Letter is a true and complete copy of the Draft Financial Statements. The Draft Financial Statements were prepared from, and in accordance with, the books and records of Mobile Services Group, Inc. and its Subsidiaries and, in accordance with GAAP on a consistent basis. The Draft Financial Statements were prepared in good faith by Mobile Services Group, Inc.’s management based upon information available to management at the time of preparation and upon assumptions that management believed to be reasonable at the time made. To the Knowledge of the Target, as of the date hereof the balance sheet included in the Draft Financial Statements fairly presents, in all material respects, the financial condition of Mobile Services Group, Inc. and its consolidated Subsidiaries at the date thereof and the related statements of operations and cash flows included in the Draft Financial Statements fairly present, in all material respects, the results of operations and cash flows, as applicable, of Mobile Services Group, Inc. and its consolidated Subsidiaries for the relevant period. For purposes of this Section 4.7(e) only, “Knowledge of the Target” means the actual knowledge of Douglas Waugaman and Allan Villegas after asking representatives of the Target’s auditors whether they are aware of any actual or potential audit adjustments. To the Knowledge of the Target, as of the date hereof no audit adjustments to the Draft Financial Statements are being considered or have been proposed. Except as set forth in this Section 4.7(e), the Target makes no other representation or warranty whatsoever concerning the Draft Financial Statements.

§4.8 Liabilities.  Except as set forth on Section 4.8 of the Target Disclosure Letter, neither Target nor any of its Subsidiaries has any Liabilities except for (i) Liabilities set forth in the Balance Sheet or specifically disclosed in the footnotes thereto, (ii) accounts payable to trade creditors and accrued expenses incurred subsequent to the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) Liabilities that would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect with respect to Target, (iv) Liabilities under Material Contracts (none of which is a result of any breach of Contract, breach of warranty, tort, infringement, or violation of applicable Law or Order by Target or any of its Subsidiaries, in each case, except as incurred in the ordinary course of business consistent with past practice), and (v) Liabilities under this Agreement and the Ancillary Documents.

§4.9 Books and Records.  Except as would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect with respect to Target, the respective minute books of Target and its Subsidiaries, as previously made available to Parent and its representatives, contain accurate records of all meetings of, and corporate action taken by (including action taken by written consent) the respective members and boards of directors of Target and each of its Subsidiaries. Except as set forth on Section 4.9 of the Target Disclosure Letter, neither Target nor any Subsidiary has any of its material records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Target or a Subsidiary.

§4.10 Properties; Containers. (a) Except as disclosed on Section 4.10 of the Target Disclosure Letter, Target or one of its Subsidiaries has good title to or, in the case of leased assets, a valid leasehold interest in, free and clear of all Liens, except for Permitted Liens, all material tangible personal property and assets reflected in the Balance Sheet or thereafter acquired, except for properties and assets disposed of in the ordinary course of business consistent with past practice, since the Balance Sheet Date in accordance with the terms of this Agreement. Target and its Subsidiaries own or have the exclusive right to use all of the tangible personal properties and assets that are material for the conduct of their business. Except as disclosed on Section 4.10 of the Target Disclosure Letter, all of the tangible personal property that is material for the conduct of the business of Target and its Subsidiaries is in reasonably good operating condition and repair, ordinary wear and tear excepted.

(b) Target has made available to Parent an accurate and complete list (except for clerical errors which are not material), showing Target’s rental fleet of storage trailers, storage containers and portable offices as of January 31, 2008, classified by branch.

§4.11 Owned Real Property. Section 4.11 of the Target Disclosure Letter contains an accurate and complete list of all real property owned in whole or in part by Target or any of its Subsidiaries and includes the name of the record title holder thereof. Target and each of its Subsidiaries has good and marketable title in fee simple to all the real property owned by it, free and clear of all Liens except for Permitted Liens. All of the material buildings, structures and appurtenances situated on the real property owned in whole or in part by Target or any of its Subsidiaries are in good operating condition and in a reasonable state of maintenance and repair (ordinary wear and tear excepted), are adequate and suitable in all material respects for the purposes for which they are presently being used and with respect to each, Target or one of its Subsidiaries has adequate rights of ingress and egress for operation of the business of Target or such Subsidiary in the ordinary course as currently conducted, except as would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect with respect to Target. None of such buildings, structures or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any Law or Order, or encroaches on any property owned by others, except as would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect with respect to Target. No condemnation proceeding is pending or, to the Knowledge of Target, threatened which would preclude the use of any such property by Target or such Subsidiary for the purposes for which it is currently used.

§4.12 Leased Real Property. Section 4.12 of the Target Disclosure Letter contains an accurate and complete list of all leases or subleases of real property to which Target or any of its Subsidiaries is a party (as lessee or lessor) and involving an annual rental payment in excess of $50,000 (the “Real Property Leases”). Target or one of its Subsidiaries has valid leasehold interests in all leased real property described in each lease set forth on Section 4.12 of the Target Disclosure Letter (or required to be set forth on Section 4.12 of the Target Disclosure Letter), free and clear of any and all Liens, except for Permitted Liens. Each lease set forth on Section 4.12 of the Target Disclosure Letter (or required to be set forth on Section 4.12 of the Target Disclosure Letter) is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in material default thereunder and, since January 1, 2006, no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; and there exists no default or event, occurrence, condition or act (including the purchase of the Shares hereunder) which, with the giving of notice or the lapse of time would become a default under such lease, other than defaults which, would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect with respect to Target. Neither Target nor any of its Subsidiaries has violated any of the terms or conditions under any such lease except as would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect with respect to Target, and, to the Knowledge of Target, all of the covenants to be performed by any other party under any such lease have been fully performed.

§4.13 Material Contracts. (a) Section 4.13(a) of the Target Disclosure Letter, and with respect to clause (xvi) below, Section 4.12 of the Target Disclosure Letter, sets forth an accurate and complete list of the following Contracts to which Target or any of its Subsidiaries is a party or by which any of them is bound as of the date hereof (collectively, the “Material Contracts”):

(i) all Contracts which contain restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interests of Target or any of its Subsidiaries;

(ii) all Contracts relating to capital expenditures or other purchases of material, supplies, equipment (including all Contracts to purchase containers, trailers or portable offices) or other assets or properties in excess of $250,000 individually, or $500,000 in the aggregate on an annual basis;

(iii) all Contracts involving a loan (other than accounts receivable in the ordinary course of business) or advance to (other than advances and allowances to the employees of Target and any of its Subsidiaries extended in the ordinary course of business), or investment in, any Person or any Contract relating to the making of any such loan, advance or investment, in each case, in excess of $100,000 individually or $500,000 in the aggregate;

(iv) all Contracts involving Indebtedness of Target or any of its Subsidiaries;

(v) all Contracts with customers pursuant to which a customer leases or otherwise has possession of a container, trailer or portable office to the extent such Contract evidences quarterly revenue in excess of $500,000;

(vi) all Contracts granting or evidencing a Lien on any material properties or assets of Target or any of its Subsidiaries, other than a Permitted Lien;

(vii) any management service, consulting, financial advisory or any other similar type Contract and any Contracts with any investment or commercial bank and involving an annual amount in excess of $250,000;

(viii) all Contracts limiting the ability of Target or any of its Subsidiaries to engage in any line of business or to compete with any Person and, to the Knowledge of Target, any Contracts that would limit the ability of Parent or any of its Affiliates to engage in any line of business or to compete with any Person after the Effective Time;

(ix) all Contracts (other than this Agreement and any agreement or instrument entered into pursuant to this Agreement) with (A) any Affiliate of Target, or (B) any current or former officer or director of Target or any of its Subsidiaries, but not including any Contracts with any former officer or director of Target or any of its Subsidiaries to the extent that Target and such Subsidiaries do not have any ongoing Liabilities under such Contracts;

(x) all Contracts (including letters of intent) involving the future disposition or acquisition of material assets or properties (including acquisitions or dispositions of containers, trailers or portable offices for a purchase price in excess of $100,000), or any merger, consolidation or similar business combination transaction, whether or not enforceable;

(xi) all Contracts involving any material joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement;

(xii) all Contracts involving any material resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute and involving an amount in excess of $100,000 (other than payments, discharges or satisfactions of workers’ compensation, auto insurance and general liability insurance claims);

(xiii) all Contracts involving a confidentiality, standstill or similar agreement or arrangement other than confidentiality agreements entered into in the ordinary course of business which would not limit the ability of Parent and its Subsidiaries to receive such information after the Effective Time;

(xiv) all Contracts involving payments of $250,000 or more, individually, to or from Target or any of its Subsidiaries which are not cancelable by Target or any of its Subsidiaries without penalty on ninety (90) days or less notice;

(xv) any material licenses of Intellectual Property to or from Target or its Subsidiaries (except for licenses of mass-marketed or shrink-wrap software available on non-discriminatory terms);

(xvi) any Real Property Lease; or

(xvii) any Contract pursuant to which any amount may become due and payable as a result of the transactions contemplated hereby, including without limitation, any change of control payments or severance arrangements.

(b) Each Contract set forth on Section 4.13(a) of the Target Disclosure Letter other than the Real Property Leases (or required to be set forth on Section 4.13(a) of the Target Disclosure Letter) is in full force and effect and there exists no (i) material default or event of default by Target or any of its Subsidiaries or, to the Knowledge of Target, any other party to any such Material Contract with respect to any material term or provision of any such Material Contract, (ii) to the Knowledge of Target, event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a material default or event of default by Target or any of its Subsidiaries or, to the Knowledge of Target, any other party thereto, with respect to any material term or provision of any such Material Contract. Target has made available to Parent true and complete copies, including all amendments, of each Contract set forth on Section 4.13(a) of the Target Disclosure Letter.

(c) As of the date hereof, Target has not made any indemnification claim under the Sponsor Merger Agreement.

§4.14 Litigation. Except as set forth on Section 4.14 of the Target Disclosure Letter and except for open insurance claims for workers compensation, automobile liability and general liability which have been incurred in the ordinary course of business and reported to Target’s insurance carriers for which a liability accrual in accordance with GAAP has been recorded in the Balance Sheet, there is no material action, suit, charge, complaint, proceeding at law or in equity, arbitration, mediation, investigation, or administrative or other proceeding (each, a “Proceeding”) by or before any Governmental Entity or any other Person, nor, to the Knowledge of Target, is any such Proceeding threatened, against or affecting Target or any of its Subsidiaries, or any of their material properties, assets or rights. Except as set forth on Section 4.14 of the Target Disclosure Letter, neither Target nor any of its Subsidiaries is subject to any material Order.

§4.15 Taxes. Except as set forth on Section 4.15 of the Target Disclosure Letter:

(a) Tax Returns. Target and each of its Subsidiaries have timely filed or caused to be timely filed with the appropriate taxing authorities all material tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information returns) for Taxes (“Tax Returns”) that are required to be filed by, or with respect to, Target and/or any of its Subsidiaries. The Tax Returns in all material respects accurately reflect all liability for Taxes of Target and its Subsidiaries for the periods covered thereby.

(b) Payment of Taxes. All Taxes due by or with respect to the income, assets or operations of Target and/or its Subsidiaries for all past taxable years or periods have been timely paid in full on or prior to the Closing Date or accrued and adequately disclosed and provided for on the books and records of Target in accordance with GAAP.

(c) Other Tax Matters. (i) Neither Target nor any of its Subsidiaries is currently the subject of an audit, judicial proceeding or other examination in respect of Taxes by the tax authorities of any nation, state or locality (and, to the Knowledge of Target, no such audit, judicial proceeding or other examination is contemplated) nor has Target or any of its Subsidiaries received any written notices from any taxing authority in the past three years relating to any issue that could affect the Tax liability of Target or any of its Subsidiaries.

(ii) Neither Target nor any of its Subsidiaries has or will have, as of the Closing Date, entered into an agreement or waiver or been requested in writing to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of Target or any of its Subsidiaries that is currently in effect.

(iii) Since August 1, 2006, and to the Knowledge of Target, since January 1, 2004, neither Target nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary income Tax Return under United States federal, state or local law (other than an affiliated group, the common parent of which was Target or Mobile Services Group Inc.).

(iv) All material Taxes that Target and/or any of its Subsidiaries is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(v) To the Knowledge of Target, during the last three years, no claim has been made by any taxing authority in a jurisdiction where Target or any of its Subsidiaries does not file Tax Returns that Target or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(vi) Neither Target nor any of its Subsidiaries has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, at any time during the five-year period ending on the Closing Date.

(vii) Neither Target nor any of its Subsidiaries is party to any Tax allocation or sharing agreement and to the Knowledge of Target, since January 1, 2004, neither Target nor any of its Subsidiaries nor any predecessor thereof was a party to any Tax allocation or sharing agreement.

(viii) The execution of this Agreement and the consummation of the transactions contemplated hereby do not constitute a triggering event under any Employee Benefit Plan, policy, arrangement, statement, commitment or agreement, which (either alone or upon the occurrence of any additional or subsequent event) will result in any “parachute payment” (as such term is defined in Section 280G of the Code).

(ix) Correct and complete copies of all adjustments to the tax items of, or deficiencies assessed against or agreed to by, Target or any of its Subsidiaries filed or received since August 1, 2006 have been made available to Parent.

(x) There are no material security interests on any of the assets of the Target or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Taxes.

(xi) The reserves set forth on the balance sheet of Target as at the Balance Sheet Date for unpaid Taxes of Target and its Subsidiaries have been established in a manner consistent with the past practices of Target in all material respects.

(xii) Neither Target nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed, in whole or in part, by Section 355 of the Code.

(xiii) Neither Target nor any of its Subsidiaries has engaged in any “listed transaction,” or any reportable transaction the principal purpose of which was tax avoidance, within the meaning of Section 6011, Section 6111 and Section 6112 of the Code.

(xiv) Each of the Subsidiaries that is a United Kingdom resident for tax purposes is duly registered for value added tax in the United Kingdom, and in respect of any value added tax each has complied with all statutory provisions, rules, regulations, orders and directions, has promptly submitted accurate returns, maintains full and accurate records, and has not within the three years prior to the Closing Date been subject to any interest, forfeiture, surcharge or penalty charge by a Tax authority. None of the United Kingdom resident Subsidiaries is a member of a group for value added tax purposes and none has made any election to waive the exemption from value added tax in relation to any interest in real estate.

(xv) Neither the execution and delivery of this Agreement by Target nor the consummation of the Merger will result in any income, profit or gain being deemed to accrue to any Subsidiary that is resident in the United Kingdom for tax purposes whether pursuant to Section 179 Taxation of Chargeable Gains Tax Act 1992, Section 82 and Schedule 10 Finance Act 2006 or otherwise.

For the avoidance of doubt, neither Target nor any of its Subsidiaries is making any representation or warranty regarding the Tax treatment and consequences of the transactions contemplated by this Agreement.

§4.16 Insurance.  Set forth on Section 4.16 of the Target Disclosure Letter is an accurate and complete list of each material insurance policy of Target and its Subsidiaries which covers Target and its Subsidiaries or their businesses, properties, assets, employees or directors. Except as would not individually or the aggregate be reasonably expected to have a Material

Adverse Effect with respect to Target, such policies are in full force and effect, all premiums thereon have been paid, and Target and its Subsidiaries are otherwise in compliance with the terms and provisions of such policies. Neither Target nor any of its Subsidiaries is in material default under any of the insurance policies set forth on Section 4.16 of the Target Disclosure Letter (or required to be set forth on Section 4.16 of the Target Disclosure Letter). and as of the date hereof, to the Knowledge of Target there exists no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a material default by Target or any of its Subsidiaries thereunder. Neither Target nor any of its Subsidiaries has received any written notice of cancellation or non-renewal of any such policy or arrangement nor has the termination of any such policies or arrangements been threatened.

§4.17 Intellectual Property

(a) Target or one of its Subsidiaries owns, or has a license or other right to use all material Intellectual Property currently used to conduct the business of Target and its Subsidiaries as currently conducted (collectively, the “Target Intellectual Property”).

(b) All Intellectual Property that is owned by Target or any of its Subsidiaries, and that is the subject of an issuance, registration or application for registration, has been duly registered, issued or applied for with the appropriate Governmental Entity such that all such registrations or issuances are valid and enforceable and Target or its Subsidiaries have paid all fees due prior to the date hereof that are necessary to obtain or maintain such Intellectual Property in force. Except for Permitted Liens, the material Intellectual Property owned by Target or any of its Subsidiaries is held free and clear of any Liens, or Orders restricting the use thereof.

(c) To the Knowledge of Target, Target and its Subsidiaries have taken all commercially reasonable steps to protect and preserve the confidentiality of all Trade Secrets and all use by or disclosure to any third party of any material Trade Secret has been pursuant to the terms of a valid, written confidentiality agreement with such third party that is legally enforceable by Target or one of its Subsidiaries.

(d) Target and its Subsidiaries have not received any written notice or claim from any third party challenging the right of Target or any of its Subsidiaries to use any material Intellectual Property or the validity of any material Target Intellectual Property owned by Target or any of its Subsidiaries. To the Knowledge of Target, the conduct of the business of Target and its Subsidiaries as currently conducted does not infringe or misappropriate the Intellectual Property of any third party. To the Knowledge of Target, no third party is infringing the Target Intellectual Property.

§4.18 Compliance with Laws. Target and each of its Subsidiaries has complied since January 1, 2005, and is in compliance, with all applicable Laws and Orders, except as would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect. Neither Target nor any of its Subsidiaries has received any written notice that any material violation of any Law or Order is being alleged. This Section 4.18 does not relate to matters with respect to Taxes, which are the subject of Section 4.15, Employment Relations, which are the subject of Section 4.20, Employee Benefit Plans, which are the subject of Section 4.21, and Environmental Laws and Regulations, which are the subject of Section 4.22.

§4.19 Customers. Section 4.19 of the Target Disclosure Letter sets forth a list of the top twenty (20) customers of Target and its Subsidiaries, taken as a whole, based on consolidated rental income, respectively, for the twelve (12) month period ended as of the Balance Sheet Date (such customers are herein referred to as the “Material Customers”). The relationships of Target and its Subsidiaries with the Material Customer are good commercial working relationships, and as of the date hereof, except as set forth on Section 4.19 of the Target Disclosure Letter, no Material Customer has canceled or otherwise terminated or, to the Knowledge of Target, threatened in writing to cancel or otherwise terminate, its relationship with Target or any of its Subsidiaries. Since January 1, 2007, Target has not received any written notice that any Material Customer may cancel or otherwise materially and adversely modify its relationship with Target or any of its Subsidiaries, or limit its usage or purchase of the services and products of Target and its Subsidiaries either as a result of the transactions contemplated hereby or otherwise, except for such notice of cancellation or limitation would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect with respect to Target.

§4.20 Employment Relations.  Except as set forth in Section 4.20 of the Target Disclosure Letter: (a) Since January 1, 2005, Target and each of its Subsidiaries has been and is in compliance with all applicable Laws respecting the employment of labor, except as would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect and, to the Knowledge of Target, has not and is not engaged in any unfair, wrongful, unlawful or discriminatory labor practice.

(b) Neither Target nor any of its Subsidiaries has Knowledge of any unfair labor practice charge or complaint, pending or threatened, against Target or any of its Subsidiaries before the National Labor Relations Board.

(c) During the last three (3) years there has been no labor strike, dispute, slowdown or stoppage or other material labor dispute actually pending or, to the Knowledge of Target, threatened against or involving Target or any of its Subsidiaries.

(d) Except as set forth on Section 4.20(d) of the Target Disclosure Letter, no union or works council is currently certified or recognized, and, to the Knowledge of Target, there is no union or work council representation question and no union or other organizational or decertification activity, or special negotiating body or representative body that would be subject to the National Labor Relations Act (20 U.S.C. §151 et. seq.) or any applicable law implementing the provisions of Council Directive 94/45/EC dated September 22, 1994 or the Information and Consultation of Employees Regulations of 2004, existing or threatened with respect to the operations of Target or any of its Subsidiaries.

(e) Neither Target nor any of its Subsidiaries is subject to or bound by any collective bargaining, information and consultation agreement or labor union or works council agreement applicable to any Person employed by Target or any of its Subsidiaries and no collective bargaining, information and consultation agreement or labor union or works council agreement is currently being negotiated by Target or any of its Subsidiaries.

(f) No Person employed by Target or any of its Subsidiaries on other than an “at will” basis will be entitled to terminate their employment or trigger an entitlement to a termination payment or liquidated damages or enhanced terms and conditions of employment solely as a result of the transactions contemplated by this Agreement.

(g) Neither Target nor any of its Subsidiaries has any Equal Employment Opportunity Commission, Equality or Human Rights Commission, Equal Opportunities Commission, Commission for Racial Equality and Disability Rights Commission charges, enquiries or investigations or other claims of employment discrimination, equal pay or treatment or other less favorable treatment, harassment or victimization on protected grounds pending or, to the Knowledge of Target, threatened against it, except for such claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to Target.

(h) Since January 1, 2005, no material wage and hour department or working time or national minimum wage investigation has been made of Target or any of its Subsidiaries.

(i) There are no occupational health and safety claims against Target or any of its Subsidiaries other than claims that would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect with respect to Target.

(j) During the last three (3) years, neither Target nor any of its Subsidiaries has effectuated any “plant closing” or “mass layoff” (as such terms are defined in the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar state Law) without complying with its obligations under the WARN Act and any similar state Law. Neither Target nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any information and consultation requirements under the Trade Union and Labour Relations (Consolidation) Act 1992 or the Transfer of Undertakings (Protection of Employment) Regulations 2006 during the last three (3) years. None of the Persons employed in the U.S. by Target or any of its Subsidiaries has suffered an “employment loss” (as defined in WARN and any similar state Law) during the 90 days prior to the date hereof.

§4.21 Employee Benefit Plans. (a) Set forth on Section 4.21(a) of the Target Disclosure Letter is an accurate and complete list of all U.S. and non-U.S. : (i) “employee benefit plans,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”); (ii) bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, “voluntary employees’ beneficiary associations” (“VEBAs”), under Section 501(c)(9) of the Code, profit-sharing, pension, or retirement, deferred compensation, medical, life, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments and/or practices (whether or not insured); and (iii) employment, consulting, termination, and severance contracts or agreements for active, retired or former employees or directors that (in the case of (i), (ii), or (iii)) are sponsored, maintained or contributed to by Target or any of its Subsidiaries or with respect to which Target or any of its Subsidiaries has any material Liabilities (“Employee Benefit Plans”).

(b) Except as would not individually or in the aggregate be reasonably expected to result in any material and adverse impact on Target and its Subsidiaries taken as a whole, each Employee Benefit Plan (including any related trust) complies in form with the requirements of all applicable Laws, including ERISA and the Code, and has at all times been maintained and operated in compliance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Except as set forth on Section 4.21(b) of the Target Disclosure Letter, with respect to each Employee Benefit Plan which provides for the grant of options to purchase stock of Target or any Subsidiary, each such stock option has been granted at an exercise price equal to no less than the fair market value of Target stock or Subsidiary stock, as applicable, at the date of grant and there has been no “backdating” of any such stock options. Neither Target nor any of its Subsidiaries has filed, or is considering filing, an application under the IRS Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Employee Benefit Plan. No Employee Benefit Plan is a plan described in Section 4063(a) of ERISA.

(c) No Employee Benefit Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Section 302 or Title IV of ERISA and neither Target nor any of its Subsidiaries has any material Liabilities with respect to any such plan or otherwise under Title IV of ERISA or Section 412 of the Code; and neither Target nor any of its Subsidiaries has any material Liability with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA).

(d) Except as would not individually or in the aggregate be reasonably expected to result in any material and adverse impact on Target and its Subsidiaries taken as a whole, neither Target nor any of its Subsidiaries maintains any Employee Benefit Plan which is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code or Section 607(1) of ERISA) that has not been administered and operated in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and any similar state Laws (“COBRA”). No Employee Benefit Plan which is such a group health plan is a “multiple employer welfare arrangement,” within the meaning of Section 3(40) of ERISA.

(e) Except as set forth on Section 4.21(e) of the Target Disclosure Letter and except as required by COBRA, neither Target nor any of its Subsidiaries maintains any Employee Benefit Plan (whether qualified or non-qualified under Section 401(a) of the Code) providing for post-employment or retiree health, life insurance and/or other welfare benefits and having unfunded liabilities, and, except as required by applicable Laws or for death benefits or retirement benefits under any “employee benefit pension plan” (as such term is defined in Section 3(2) of ERISA), neither Target nor any of its Subsidiaries has any obligation to provide any such benefits to any retired or former employees or active employees following such employees’ retirement or termination of service. Except as would not individually or in the aggregate be reasonably expected to result in any material and adverse impact on Target and its Subsidiaries taken as a whole, neither Target nor any of its Subsidiaries has any unfunded liabilities pursuant to any Employee Benefit Plan that is not intended to be qualified under Section 401(a) of the Code.

(f) Except as would not individually or in the aggregate be reasonably expected to result in any material and adverse impact on Target and its Subsidiaries taken as a whole; there are no actions, suits, claims or disputes pending, or, to the Knowledge of Target, threatened, anticipated or expected to be asserted against or with respect to any Employee Benefit Plan or the assets of any such plan (other than routine claims for benefits and appeals of denied routine claims); no civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending, or, to the Knowledge of Target, threatened, anticipated, or expected to be asserted against Target or any of its Subsidiaries or any fiduciary of any Employee Benefit Plan, in any case with respect to any Employee Benefit Plan; and no Employee Benefit Plan or any fiduciary thereof has been the subject of an audit, investigation or examination by any Governmental Entity.

(g) Except as would not individually or in the aggregate be reasonably expected to result in any material and adverse impact on Target and its Subsidiaries taken as a whole, full payment has been timely made of all amounts which Target or any of its Subsidiaries is required, under applicable Law or under any Employee Benefit Plan, to have paid as contributions or premiums thereto as at Closing.

(h) Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service. Since the date of each most recent determination letter referred to in this paragraph (h), to the Knowledge of Target no event has occurred and no condition or circumstance has existed that resulted or is reasonably likely to result in the revocation of any such determination letter or that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan.

(i) Except as would not individually or in the aggregate be reasonably expected to result in any material and adverse impact on Target and its Subsidiaries taken as a whole, neither Target nor any of its Subsidiaries nor, to the Knowledge of Target, any of their respective directors, officers, employees or, other persons who participate in the operation of any Employee Benefit Plan or related trust or funding vehicle, has engaged in any transaction with respect to any Employee Benefit Plan or breached any applicable fiduciary responsibilities or obligations under Title I of ERISA that would subject any of them to Liabilities for prohibited transactions or breach of any fiduciary obligations under ERISA or the Code.

(j) Except as set forth on Section 4.21(j) of the Target Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any Employee Benefit Plan which (either alone or upon the occurrence of any additional or subsequent event) will result in any material payment (whether of severance pay or otherwise), or acceleration, vesting or material increase in benefits to any employee or former employee or director of Target or any of its Subsidiaries. Except as set forth on Section 4.21(j) of the Target Disclosure Letter, no Employee Benefit Plan provides for the payment of severance, termination, change in control or similar-type payments or benefits.

(k) With respect to each Employee Benefit Plan (where applicable), Target has made available to Parent true and complete copies of: (i) the plan document as in effect on the date hereof, together with all amendments thereto; (ii) all current summary plan descriptions and summaries of material modifications; (iii) all current trust agreements and all amendments thereto; (iv) the most recent IRS determination letter, if any, obtained with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code; (v) the annual report on IRS Form 5500-series for each of the last three years for each Employee Benefit Plan required to file such form; and (vi) the most recently prepared financial statements for each Employee Benefit Plan for which such statements are required.

(l) To the Knowledge of Target, Target and its Subsidiaries have classified all individuals who perform services for them correctly for purposes of each Employee Benefit Plan as common law employees, independent contractors or leased employees.

§4.22 Environmental Laws and Regulations. Except as set forth on Section 4.22 of the Target Disclosure Letter, (i) Target and each of its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws, and have obtained, and are in compliance in all material respect with, all material Permits required of them under applicable Environmental Laws; (ii) there are no material claims, proceedings, investigations or actions by any Governmental Entity or other Person or entity pending, or to the Knowledge of Target, threatened against Target or any of its Subsidiaries under any Environmental Law; and (iii) to the Knowledge of Target, there are no facts, circumstances or conditions relating to the past or present business or operations of Target or any of its Subsidiaries (including the disposal of any wastes, hazardous substances or other materials), or to any past or present Target Property, that could reasonably be expected to give rise to any material claim, proceeding or action, or to any material liability, under any Environmental Law.

§4.23 Affiliate Transactions. Except as set forth on Section 4.23 of the Target Disclosure Letter (i) there are no, and since August 1, 2006, there have not been any, Contracts, Liabilities, transactions or business arrangements or relationships between Target or any of its Subsidiaries, on the one hand, and any Affiliate of Target on the other hand and (ii) to the Knowledge of Target, neither Target nor any Affiliate of Target possesses, directly or indirectly, any financial interest in, is a director, officer, employee of, or is a consultant, advisor or lender to, any Person which is a Material Customer, landlord, lessor, lessee, or competitor of Target or any of its Subsidiaries. Ownership of securities of such Person whose securities are registered under the Securities Exchange Act of 1934, as amended, of 5% or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 4.23.

§4.24 Permits. Target has delivered or made available to Parent for inspection a true and correct copy of each material permit (including occupancy permit), certificate, license, consent or authorization of any Governmental Entity (each, a “Permit”) obtained or possessed by Target and its Subsidiaries. Target and each of its Subsidiaries have obtained and possess all Permits and have made all registrations and filings with and notices to any Governmental Entity necessary for the lawful conduct of their businesses as presently conducted or necessary for the lawful ownership of their properties and assets or the operation of their businesses as presently conducted, except as the failure to obtain such Permits or make such registration filings and notices would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect with respect to Target. Except as would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect with respect to Target, all such Permits are in full force and effect, and, to the Knowledge of Target, there are no grounds for the revocation or non-renewal of any such Permits. Target and each of its Subsidiaries are in compliance in all material respects with all such Permits.

§4.25 Absence of Changes. Except as set forth on Section 4.25 of the Target Disclosure Letter, since the Balance Sheet Date there has been no events, facts, circumstances, changes or effects, individually or in the aggregate, constituting a Material Adverse Effect with respect to Target. Except as set forth on Section 4.25 of the Target Disclosure Letter, since September 30, 2007, neither Target nor any of its Subsidiaries has:

(i) amended or restated its charter or by-laws (or comparable organizational or governing documents);

(ii) authorized for issuance, issued, sold, delivered or agreed or committed to issue, sell or deliver (A) any capital stock of, or other equity or voting interest in, Target or any of its Subsidiaries or (B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire either (1) any Target Common Stock of, or other equity or voting interest in, Target or any of its Subsidiaries, or (2) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, Target or any of its Subsidiaries (in each case, except for the issuance of compensatory options or other securities of Target as a result of the exercise of such options);

(iii) increased the compensation payable (including, but not limited to, wages, salaries, bonuses or any other remuneration) or to become payable to any officer, employee or agent being paid an annual base salary of $150,000 or more except pursuant to an existing Contract set forth on Section 4.13(a) of the Target Disclosure Letter;

(iv) made any bonus, profit sharing, pension, retirement or insurance payment, distribution or arrangement to or with any officer, employee or agent being paid an annual base salary of $150,000 or more, or any director of Target, except for payments that were already accrued prior to the Balance Sheet Date or were required by the terms of any Employee Benefit Plan set forth on Section 4.21(a) of the Target Disclosure Letter;

(v) entered into, materially amended or become subject to or allowed to be terminated any Material Contract except in the ordinary course of business;

(vi) incurred, assumed or modified any Indebtedness, except for revolving Indebtedness incurred pursuant to the existing credit agreement disclosed on Section 4.13(a) of the Target Disclosure Letter;

(vii) permitted any of its properties or assets to be subject to any Lien not set forth on Section 4.13(a) of the Target Disclosure Letter (other than Permitted Liens);

(viii) become subject to any collective bargaining relationship or similar relationship that has not resulted in the negotiation of a collective bargaining agreement;

(ix) sold, transferred, leased, licensed or otherwise disposed of any assets or properties in excess of $50,000 individually or $250,000 in the aggregate, taken as a whole except for (A) sales of equipment in the ordinary course of business consistent with past practice, (B) leases or licenses entered into in the ordinary course of business consistent with past practice and (C) sales of trailers in the United States and timber cabins in the United Kingdom;

(x) acquired any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(xi) made any capital expenditure or commitment therefor in excess of $250,000 individually or $500,000 in the aggregate or otherwise acquired any assets or properties in excess of $50,000 individually or $100,000 in the aggregate (other than inventory in the ordinary course of business consistent with past practice) or leased any property, as Lessor, in excess of $50,000;

(xii) entered into, materially amended or become subject to any joint venture, partnership, strategic alliance, members’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement that is material to Target and its Subsidiaries taken as a whole;

(xiii) written-off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business consistent with past practice;

(xiv) canceled or waived any claims or rights of substantial value;

(xv) made any material change in any method of accounting or auditing practice except as required by Law or GAAP;

(xvi) made any material Tax election or settled and/or compromised any material Tax liability; prepared any Tax Returns in a manner that is materially inconsistent with the past practices of Target or such Subsidiary, as the case may be, with respect to the treatment of items on such Tax Returns; or filed any material amended Tax Return or claim for refund of Taxes with respect to the income, operations or property of Target or its Subsidiaries, in each case, except as required by any Law or Order;

(xvii) paid, discharged, settled or satisfied any claims, Liabilities or obligations in excess of $100,000, other than payments, discharges or satisfactions of workers’ compensation, auto insurance and general liability insurance claims and other claims in the ordinary course of business and consistent with past practice;

(xviii) established, adopted, entered into, amended or terminated any material Employee Benefits Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

(xix) conducted its cash management practices (including the collection of receivables and payment of payables) in the ordinary course of business consistent with past practices; or

(xx) entered into any Contract or letter of intent with respect to (whether or not binding), or otherwise committed or agreed, whether or not in writing, to do any of the foregoing.

§4.26 Brokers’ or Finders’ Fees. Except with respect to the fees payable to Lehman (whose fees and expenses shall be included in the Transaction Expenses) and except as se set forth in Section 4.26 of the Target Disclosure Letter, no agent, broker, person or firm acting on behalf of Target is, or will be, entitled to any commission or brokers’ or finders’ fees from Target or Parent, or from any of their Affiliates, in connection with any of the transactions contemplated by this Agreement.

§4.27 Certain Business Practices. To the Knowledge of Target, neither Target nor any of its Subsidiaries, nor any directors, officers, agents, or employees of Target or any of its Subsidiaries has (i) used any funds of Target or any such Subsidiary for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the United States Foreign Corrupt Practices Act of 1977, as amended.

§4.28 Special Purpose Representations. None of Target, MSG WC Intermediary Co. or Mobile Services Group, Inc. has conducted any business or has any outstanding Indebtedness, other than the Mezzanine Notes and the Senior Notes, or own or hold any assets, other than the equity interest of its respective Subsidiary.

§4.29 Due Diligence by Target. The representations and warranties set forth in this Agreement and the Ancillary Agreements and in any document, certificate or instrument delivered pursuant hereto or thereto constitute the sole and exclusive representations and warranties of Parent to Target and Target Stockholders in connection with the transactions contemplated hereby and Target and Target Stockholders acknowledge and agree that Parent is not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement and the Ancillary Agreements and in any documents, certificate or instrument delivered pursuant hereto or thereto, including any implied warranty as to condition, merchantability, or suitability as to Parent and it is understood that Target takes the stock of Surviving Corporation as is and where is (subject to the benefit of the representations and warranties set forth in this Agreement and the Ancillary Agreements and in any document, certificate or instrument delivered pursuant hereto or thereto).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in writing in the disclosure letter supplied by Parent to Target dated as of the date hereof (the “Parent Disclosure Letter”), Parent represents and warrants to Target as follows:

§5.1 Authority and Enforceability. Parent has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to be executed and delivered by Parent as contemplated hereby. Subject to the Parent Stockholders Approval, Parent has the corporate power and authority to consummate the transactions contemplated hereby and by the Ancillary Agreements to be executed and delivered by Parent as contemplated hereby. The execution, delivery and performance of this Agreement and all Ancillary Agreements to be executed and delivered by Parent as contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Parent’s board of directors and subject to the Parent Stockholders Approval no other corporate or stockholder action on the part of Parent or its stockholders is necessary to authorize the execution, delivery and performance of this Agreement and such Ancillary Agreements by Parent and the consummation of the transactions contemplated hereby and thereby. This Agreement and all Ancillary Agreements to be executed and delivered by Parent as contemplated hereby, when delivered in accordance with the terms hereof and thereof, assuming the due execution and delivery of this Agreement and each other Ancillary Agreement by the other parties hereto and thereto, shall have been duly executed and delivered by Parent and shall be valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

§5.2 Consents and Approvals; No Violations. (a) Other than as set forth on Section 5.2(a) of the Parent Disclosure Letter, the execution and delivery of this Agreement by Parent do not, the execution and delivery by Parent of the Ancillary Agreements to be executed and delivered by Parent as contemplated hereby will not and the consummation by Parent of the transactions contemplated hereby and thereby will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries (taken as a whole), except for Permitted Liens, under: (1) any provision of the Organizational Documents of Parent or any of its Subsidiaries; (2) subject to obtaining and making any of the approvals, consents, notices and filings referred to in paragraph (b) below, any Law or Order applicable to Parent or any of its Subsidiaries or by which any of their respective properties or assets may be bound; (3) any material Contract to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets is bound except in the case of clauses (2) and (3) above, for such violations, filings, permits, consents, approvals, notices, breaches or conflicts which would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect with respect to Parent.

(b) Except for such filings and approvals as may be required pursuant to the HSR Act and as set forth on Section 5.2(b) of the Parent Disclosure Letter no consent, approval or action of, filing with or notice to any Governmental Entity or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order, any material Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets may be bound, for the execution and delivery of this Agreement by Parent, the performance by Parent of its obligations hereunder or the consummation of the transactions contemplated hereby other than those, the failure to obtain or make which, would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect with respect to Parent.

§5.3 Existence and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has all requisite corporate power and authority to own its property and to carry on its business as now being conducted. Parent is duly qualified to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by Parent or the nature of the business conducted by Parent makes such qualification necessary, except for such jurisdictions where the failure to be so qualified or licensed and in good standing would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect with respect to Parent.

§5.4 Capitalization of Parent. (a) As of the date hereof, Parent has an authorized capitalization consisting of (x) 95,000,000 shares of common stock, of which as of December 31, 2007, 34,572,614 shares are issued and outstanding, 2,027,503 shares of Parent Common Stock are reserved for issuance and 2,174,828 shares are held in Parent’s treasury, and (y) 5,000,000 shares of preferred stock, par value $.01 per share, of which no shares are issued and outstanding. All such outstanding shares of common stock of Parent have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of, any preemptive rights. Except as described above, no shares of common stock of Parent are authorized, issued, outstanding or reserved for issuance. Except as set forth on Section 5.4(a) of the Parent Disclosure Letter, there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the capital stock of, or other equity or voting interest in, Parent, pursuant to which Parent or any of its Subsidiaries is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold, common stock of Parent, any other equity of or other voting interest in, Parent or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of or other equity or voting interest in, Parent. There is no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, Parent. Neither Parent nor any of its Subsidiaries has any authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the stockholders of Parent on any matter. There are no Contracts to which Parent or any of its Subsidiaries is a party or by which they are bound to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, Parent or any other Person or (ii) vote or dispose of any shares of capital stock of, or other equity or voting interest in, Parent. There are no irrevocable proxies and no voting agreements with respect to any membership interests of, or other equity or voting interest in, Parent.

(b) At the Effective Time (but subject to receipt of the Parent Stockholders Approval and upon the filing of the Certificate of Incorporation Amendment and Certificate of Designation with the Secretary of State of the State of Delaware), the Parent Preferred Stock will be duly authorized and validly issued, fully paid and nonassessable, and not subject to, or issued in violation of, any preemptive rights. The shares of common stock of Parent to be issued upon conversion of the Parent Preferred Stock, when issued in accordance with the terms of the Certificate of Designation, will be duly authorized and validly issued, fully paid and nonassessable, and not subject to, or issued in violation, of any preemptive right.

§5.5 Parent Subsidiaries. (a) To the extent not previously disclosed in the Parent SEC Filings, set forth on Section 5.5(a) of the Parent Disclosure Letter is a complete and accurate list of each Significant Subsidiary of Parent and the jurisdiction of organization of such Significant Subsidiaries. Each Significant Subsidiary of Parent is duly organized, validly existing and in good standing (or, if applicable, in a foreign jurisdiction, enjoys the equivalent status under the Laws of any jurisdiction of organization outside of the United States) under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to own its material property and to carry on its business as now being conducted.

(b) To the extent not previously disclosed in the Parent SEC Filings, each Significant Subsidiary of Parent has the capitalization set forth on Section 5.5(b) of the Parent Disclosure Letter. To the extent not previously disclosed in the Parent SEC Filings, all of the outstanding capital stock or other equity securities or voting interests, as the case may be, of each Significant Subsidiary of Parent are owned, of record and beneficially, by Parent or a Significant Subsidiary of Parent, free and clear of all Liens, other than a Permitted Lien. To the extent not previously disclosed in the Parent SEC Filings, there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise relating to the capital stock of, or other equity or voting interest in, any Significant Subsidiary of Parent or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any capital stock of, or other equity or voting interest in, such Significant Subsidiary, other than such rights granted to Parent or a Significant Subsidiary of Parent. To the extent not previously disclosed in the Parent SEC Filings, there are no Contracts to which any Significant Subsidiary of Parent is a party or by which they are bound to (i) repurchase, redeem or otherwise acquire any shares of the capital stock of, or other equity or voting interest in, any Significant Subsidiary of Parent or any other Person or (ii) vote or dispose of any shares of the capital stock of, or other equity or voting interest in, any Significant Subsidiary of Parent.

(c) Neither Parent nor any of its Significant Subsidiaries owns, directly or indirectly, any capital stock of, or other equity, ownership, proprietary or voting interest in, any Person except as disclosed in the Parent SEC Filings.

(d) Except as disclosed in the Parent SEC Filings, there are no restrictions of any kind which prevent or restrict the payment of dividends or other distributions by Parent or any of Parent’s Significant Subsidiaries other than those imposed by the Laws of general applicability of their respective jurisdictions of organization.

§5.6 SEC Filings. (a) Since January 1, 2006, Parent has timely filed or otherwise transmitted all forms, reports and documents required to be filed with the SEC under the Securities Act and the Exchange Act (collectively with any amendments thereto, the “Parent SEC Reports”). Each of the Parent SEC Reports, as amended prior to the date hereof, has complied, or in the case of the Parent SEC Reports made after the date hereof, will comply, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. None of the Parent SEC Reports, as amended prior to the date hereof, contained, and in the case of the Parent SEC Reports made after the date hereof will not contain, at the time they were filed any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for those statements (if any) as had been modified by subsequent filings with the SEC prior to the date hereof. No Subsidiary of Parent is required to file any forms, reports or other documents with the SEC.

(b) Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. Parent and each of its Subsidiaries maintains a system of internal controls over financial reporting sufficient to comply with all legal and accounting requirements applicable to Parent and such Subsidiary (as such term is defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. Parent has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Parent’s auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any known fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Parent is in material compliance with all applicable provisions of the Sarbanes-Oxley Act of 2002.

(c) None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first distributed to the stockholders of Parent and at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

§5.7 Financial Statements; No Material Adverse Effect. (a) The audited consolidated financial statements (including the related notes and schedules) included in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC (i) complied, or financial statements filed after the date hereof and prior to the Effective Time will comply, in all material respects with applicable accounting requirements and the published regulations of the SEC, (ii) have been prepared or will be prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (iii) on that basis, fairly present or will fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Parent and its Subsidiaries as of the indicated dates and for the indicated periods.

(b) The unaudited consolidated financial statements (including the related notes and schedules) included in Parent’s Quarterly Reports on Form 10-Q filed with the SEC since January 1, 2007 (i) complied, or financial statements filed after the date hereof and prior to the Effective Time will comply, in all material respects with applicable accounting requirements and the published regulations of the SEC, (ii) have been prepared or will be prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (iii) on that basis, fairly present or will fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Parent and its Subsidiaries as of the indicated dates and for the indicated periods subject to normal year-end audit adjustments in amounts that are immaterial in nature and amounts consistent with past experience and the absence of full footnote disclosure.

(c) Except as previously disclosed in the Parent SEC Filings or as set forth on Section 5.7(c) of the Parent Disclosure Letter, since December 31, 2007, there has been no events, facts, circumstances, changes or effects, individually or in the aggregate, constituting a Material Adverse Effect with respect to Parent.

§5.8 Liabilities. Except as set forth on Section 5.8 of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries has any Liabilities or Indebtedness, except for (i) Liabilities set forth in the unaudited consolidated balance sheets of each of Parent and its Subsidiaries as at December 31, 2007 or specifically disclosed in the footnotes thereto, (ii) accounts payable to trade creditors and accrued expenses, incurred subsequent to December 31, 2007 in the ordinary course of business consistent with past practice, (iii) Liabilities that would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect with respect to Parent, (iv) Liabilities under material Contracts (none of which is a result of any breach of Contract, breach of warranty, tort, infringement or violation of applicable Law or Order by Parent or any of its Subsidiaries, in each case, except as incurred in the ordinary course of business consistent with past practice), and (v) Liabilities under this Agreement and the Ancillary Documents.

§5.9 Properties; Containers. Parent has made available to Target an accurate and complete list (except for clerical errors which are not material), showing Parent’s rental fleet of storage trailers, storage containers and portable offices as of January 31, 2008, classified by branch.

§5.10 Litigation. To the extent not previously disclosed in the Parent SEC Filings, except as set forth on Section 5.10 of the Parent Disclosure Letter and except for open insurance claims for workers compensation, automobile liability and general liability which have been incurred in the ordinary course of business and reported to Parent’s insurance carriers for which a liability accrual in accordance with GAAP has been recorded in the books and records of Parent,, there is no material Proceeding by or before any Governmental Entity or any other Person, nor, to the Knowledge of Parent, is any such Proceeding threatened, against or affecting Parent or any of its Subsidiaries, or any of their material properties, assets or rights.

§5.11 Taxes. Except as set forth on Section 5.11 of the Parent Disclosure Letter:

(a) Tax Returns. Parent and each of its Subsidiaries have timely filed or caused to be timely filed with the appropriate taxing authorities all material Tax Returns that are required to be filed by, or with respect to, Parent and/or any of its Subsidiaries. The Tax Returns in all material respects accurately reflect all liability for Taxes of Parent and its Subsidiaries for the periods covered thereby.

(b) Payment of Taxes. All Taxes due by or with respect to the income, assets or operations of Parent and/or its Subsidiaries for all past taxable years or periods have been timely paid in full on or prior to the Closing Date or accrued and adequately disclosed and provided for on the books and records of Parent in accordance with GAAP.

(c) Other Tax Matters.

(i) Neither Parent nor any of its Subsidiaries is currently the subject of an audit, judicial proceeding or other examination in respect of Taxes by the tax authorities of any nation, state or locality (and, to the Knowledge of Parent, no such audit, judicial proceeding or other examination is contemplated) nor has Parent or any of its Subsidiaries received any written notices from any taxing authority in the past three years relating to any issue that could affect the Tax liability of Parent or any of its Subsidiaries.

(ii) All material Taxes that Parent and/or any of its Subsidiaries is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(iii) Neither Parent nor any of its Subsidiaries has engaged in any “listed transaction,” or any reportable transaction the principal purpose of which was tax avoidance, within the meaning of Section 6011, Section 6111 and Section 6112 of the Code.

(iv) Each of the Parent’s Subsidiaries that is a United Kingdom or Netherlands resident for tax purposes is duly registered for value added tax in the United Kingdom or The Netherlands, and in respect of any value added tax each has complied with all statutory provisions, rules, regulations, orders and directions, has promptly submitted accurate returns, maintains full and accurate records, and has not within the three years prior to the Closing Date been subject to any interest, forfeiture, surcharge or penalty charge by a Tax authority. None of the United Kingdom or Netherlands resident Subsidiaries is a member of a group for value added tax purposes and none has made any election to waive the exemption from value added tax in relation to any interest in real estate.

For the avoidance of doubt, neither Parent nor Merger Sub nor any of their Subsidiaries is making any representation or warranty regarding the Tax treatment and consequences of the transactions contemplated by this Agreement.

§5.12 Compliance with Laws. Parent and each of its Subsidiaries has complied since January 1, 2005, and is in compliance, with all applicable Laws and Orders, except as would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any written notice that any material violation of any Law or Order is being alleged. This Section 5.12 does not relate to matters with respect to SEC Filings, which is the subject of Section 5.6, Taxes, which are the subject of Section 5.11, Employee Benefits, which are the subject of Section 5.13, and Certain Business Practices, which are the subject of Section 5.14.

§5.13 Employee Benefits. Section 5.13 of the Parent Disclosure Letter lists each benefit or compensation plan, program, agreement or arrangement, other than employment agreements, maintained, sponsored, or contributed to by Parent or any of its Subsidiaries or with respect to which Parent or any of its Subsidiaries has any material Liability (each, a “Parent Plan”). Except as would not individually or in the aggregate be reasonably expected to result in any material and adverse impact on Parent and its Subsidiaries taken as a whole, each Parent Plan (including any related trust) complies in form with the requirements of all applicable Laws, including ERISA and the Code, and has at all times been maintained and operated in compliance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Except as would not individually or in the aggregate be reasonably expected to result in any material and adverse impact on Parent and its Subsidiaries taken as a whole, neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any of their respective directors, officers, employees or, other persons who participate in the operation of any Parent Plan or related trust or funding vehicle, has engaged in any transaction with respect to any Parent Plan or breached any applicable fiduciary responsibilities or obligations under Title I of ERISA that would subject any of them to Liabilities for prohibited transactions or breach of any fiduciary obligations under ERISA or the Code. Neither Parent nor any of its Subsidiaries has any material Liability under Section 412 of the Code or Title IV of ERISA, including any material Liability with respect to any “multiemployer plan” as defined in Section 3(37) of ERISA. Except as would not individually or in the aggregate be reasonably expected to result in any material and adverse impact on Parent and its Subsidiaries taken as a whole, there are no actions, suits, claims, proceedings, audits or investigations pending or, to the Knowledge of Parent, threatened with respect to any Parent Plan.

§5.14 Certain Business Practices. Except as previously disclosed in the Parent SEC Filings, to the Knowledge of Parent, neither Parent nor any of its Subsidiaries, nor any directors, officers, agents, or employees of Parent or any of its Subsidiaries has (i) used any funds of Parent or any such Subsidiary for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the United States Foreign Corrupt Practices Act of 1977, as amended.

§5.15 Brokers’ or Finders’ Fees. Except with respect to the fees payable to Oppenheimer & Co. Inc. and Deutsche Bank Securities Inc., whose fees and expenses shall be paid by Surviving Corporation, no agent, broker, person or firm acting on behalf of Parent is, or will be, entitled to any commission or brokers’ or finders’ fees from Target or from any Affiliate of Target, in connection with any of the transactions contemplated by this Agreement.

§5.16 Financing. Parent has obtained a commitment letter dated as of the date hereof, from the Lenders (the “Debt Commitment Letter”) providing for, subject to certain conditions set forth therein, commitments to provide debt financing in amount up to $1,000,000,000.00 (the “Debt Financing”) which, together with funds available to Parent, is sufficient to consummate the transactions contemplated hereby and pay all related fees and expenses for which Parent will be responsible. A true and correct copy of the Debt Commitment Letter has been provided to Target. The Debt Commitment Letter has been duly executed by Parent and is in full force and effect. All commitment fees required to be paid thereunder have been paid in full or will be duly paid in full when due. As of the date hereof, the Debt Commitment Letter has not been amended or terminated, and there is no breach existing thereunder. As of the date hereof, to the Knowledge of Parent, there is no existing fact, occurrence or condition that would cause the commitments provided in the Debt Commitment Letter to be terminated or ineffective, any of the conditions contained therein not to be met or the financing contemplated by the Debt Commitment Letter not to be consummated. Except for the conditions described in the Debt Commitment Letter, there are no other conditions precedent to the Debt Financing. Upon the consummation of such transactions and assuming the accuracy of all representations and warranties of Target contained herein, (a) Parent will not be insolvent, (b) Parent will not be left with unreasonably small capital, (c) Parent will not have incurred debts beyond its ability to pay such debts as they mature, and (d) the capital of Parent will not be impaired.

§5.17 Due Diligence by Parent. The representations and warranties set forth in this Agreement and the Ancillary Agreements and in any document, certificate or instrument delivered pursuant hereto or thereto constitute the sole and exclusive representations and warranties of Target to Parent in connection with the transactions contemplated hereby and Parent acknowledges and agrees that Target is not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement and the Ancillary Agreements and in any document, certificate or instrument delivered pursuant hereto or thereto, including any implied warranty as to condition, merchantability, or suitability as to any of the assets of Target and it is understood that Parent takes Target as is and where is (subject to the benefit of the representations and warranties set forth in this Agreement and the Ancillary Agreements and in any document, certificate or instrument delivered pursuant hereto or thereto).

ARTICLE VI

COVENANTS OF TARGET

§6.1 Conduct of Business of Target.  (a) During the period from the date of this Agreement to the earlier to occur of: the Closing Date and the date of termination of the Agreement in accordance with its terms, Target shall and shall cause each of its Subsidiaries to, conduct their respective operations (including their working capital, capital expenditures and cash management practices) only according to their ordinary and usual course of business and to use all commercially reasonable efforts to preserve intact their respective business organizations, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, customers and others having business relationships with them, except, in each case, as otherwise required by this Agreement.

Notwithstanding the immediately preceding sentence, prior to the Closing Date, except as may be first approved in writing by Parent (which approval shall not be unreasonably withheld, delayed or conditioned) or as is otherwise expressly permitted or required by this Agreement, Target shall, and shall cause its Subsidiaries to refrain from the following:

(i) amending or restating its charter or by-laws (or comparable organizational or governing documents);

(ii) authorizing for issuance, issuing, selling or delivering (A) any capital stock of, or other equity or voting interest in, Target or any of its Subsidiaries or (B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire either (1) any shares of capital stock of, or other equity or voting interest in, Target or any of its Subsidiaries, or (2) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, Target or any of its Subsidiaries, except for issuances of capital stock of Target or a Subsidiary of Target upon the exercise of any options or warrants outstanding on the date hereof;

(iii) declaring, paying or setting aside any dividend or making any distribution other than dividends or distributions by any Subsidiary of Target to Target or any other wholly owned subsidiary of Target or splitting, combining, redeeming, reclassifying, purchasing or otherwise acquiring directly, or indirectly, any shares of capital stock of, or other equity or voting interest in, Target or any of its Subsidiaries, except for purchases of equity of Target held by management of Target or any of its Subsidiaries, or making any other change in the capital structure of Target or any of its Subsidiaries;

(iv) increasing the compensation payable (including, but not limited to, wages, salaries, bonuses or any other remuneration) or to become payable to any employee or agent being paid an annual base salary of $150,000 or more or to any officer or director of Target, except pursuant to an existing Contract set forth on Section 4.13(a) of the Target Disclosure Letter or as otherwise required by applicable Law;

(v) making any bonus, profit sharing, pension, retirement or insurance payment, distribution or arrangement to or with any officer, employee or agent being paid an annual base salary of $150,000 or more or any director of Target except for payments in connection with the Transaction Retention Program, that were already accrued prior to the date hereof, are required by the terms of any Employee Benefit Plan set forth on Section 4.21(a) of the Target Disclosure Letter, or are made in the ordinary course of business consistent with past practice, or as otherwise required by applicable Law;

(vi) establishing, adopting, entering into, amending or terminating any material Employee Benefit Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees other than the implementation of the Transaction Retention Program;

(vii) entering into any Material Contract or materially amending or terminating any Material Contract (except as such Material Contract may expire by its terms);

(viii) incurring, assuming or modifying any Indebtedness, except revolving Indebtedness incurred pursuant to the existing credit agreement disclosed on Section 4.13(a) of the Target Disclosure Letter or capitalized lease obligations not to exceed $4,000,000 in the aggregate, in each case, in the ordinary course of business consistent with past practice;

(ix) subjecting any of its material properties or assets or any capital stock, or other equity or voting interests to any Lien (other than Permitted Liens);

(x) selling, transferring, leasing, licensing or otherwise disposing of any assets or properties in excess of $50,000 individually or $200,000 in the aggregate, except for (A) sales of equipment in the ordinary course of business consistent with past practice, (B) leases or licenses entered into in the ordinary course of business consistent with past practice, and (C) sales of trailers, containers and wood offices and other units in the ordinary course of business consistent with past practice solely as part of the normal course of retail sales;

(xi) acquiring any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, other than the acquisitions set forth on Section 4.13(a) of the Target Disclosure Letter;

(xii) making any capital expenditure or commitment therefor not contemplated by the CapEx Budget or otherwise acquiring any assets or properties other than supplies or inventory in the ordinary course of business consistent with past practice or making any change to the CapEx Budget;

(xiii) writing-off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business consistent with past practice;

(xiv) canceling or waiving any claims or rights of substantial value;

(xv) making any change in any method of accounting or auditing practice other than those required by GAAP or except as required by Law;

(xvi) making any material Tax election or settling and/or compromising any material Tax liability (except for settlements in connection with Tax audits in the ordinary course of business); preparing any Tax Returns in a manner that is materially inconsistent with the past practices of Target or such Subsidiary, as the case may be, with respect to the treatment of items on such Tax Returns; or filing any material amended Tax Return or claim for refund of Taxes with respect to the income, operations or property of Target or its Subsidiaries, in each case, except as required by any Law or Order;

(xvii) paying, discharging, settling or satisfying any claims, Liabilities, Proceedings or obligations in excess of $100,000, other than payments, discharges or satisfactions of workers’ compensation, auto insurance and general liability insurance claims and other claims in the ordinary course of business and consistent with past practice of Liabilities to the extent reflected or reserved against in the Balance Sheet;

(xviii)   planning, announcing, implementing or effecting any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of Target or any of its Subsidiaries (other than individual employee terminations in the ordinary course of business);

(xix) making any loans, advances or capital contributions to, or investments in, any other Person other than loans, advances or capital contributions by Target or any of its Subsidiaries to any direct or indirect wholly owned Subsidiary of Target;

(xx) entering into any Contract or letter of intent (whether or not binding) with respect to, or committing or agreeing to do, whether or not in writing, any of the foregoing;

(xxi) taking any action which may cause Parent and its Subsidiaries to incur or suffer Losses as a consequence of any breach by Target or its Subsidiaries of their obligations under the ERA, the Transfer Regulations, TULRCA or any other applicable UK Law concerned with employment rights in circumstances where such breaches may reasonably be avoided in relation to any actions taken at the request of Parent, Parent provides timely and sufficiently detailed proposals regarding any reorganization that it intends to implement after Closing such that Target or its Subsidiaries are able to comply with such obligations; or

(xxii) will not finance Capital Expenditures through entering into operating leases in a manner inconsistent with past practice.

(b) During the period from the date of this Agreement to the Closing Date, Target shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to confer on a monthly basis with one or more designated representatives of Parent regarding operational matters (including employee and human resources related matters) and the general status of ongoing operations.

(c) Target shall use all commercially reasonable efforts to keep, or cause Target and its Subsidiaries to keep, all insurance policies currently maintained with respect to Target and its Subsidiaries and their respective assets and properties, or suitable replacements or renewals, in full force and effect through the close of business on the Closing Date.

(d) Notwithstanding anything in this Agreement to the contrary, no provision contained in this Agreement shall be construed to give to Parent, directly or indirectly, right to control or direct Target’s or its Subsidiaries’ businesses and operations prior to the Effective Time. Prior to the Effective Time, Target shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ businesses and operations.

(e) None of Target, MSG WC Intermediary Co. or Mobile Services Group, Inc. will conduct any business or incur any new Indebtedness, or own or hold any assets, other than the equity interest of its respective Subsidiary.

(f) Promptly following their availability in the ordinary course of Target’s business, Target shall provide Parent with a monthly consolidated balance sheet of Target and its Subsidiaries for the preceding month and the related profit and loss statement, and shall cause Target’s Chief Executive Officer and the Chief Financial Officer to be available to discuss such financial statements and the financial and operating performance of Target as reasonably requested by Parent. In addition, promptly after it is received from Target’s auditors, Target will provide Parent with its final audited 2007 financial statements and will promptly notify Parent upon obtaining any Knowledge of any proposed audit adjustments to the Draft Financial Statements.

§6.2 Exclusive Dealing. During the period from the date of this Agreement to the earlier of (i) the Closing Date and (ii) the date this Agreement is terminated in accordance with its terms, Target shall not, and shall cause its Affiliates and each of its and their officers, directors, employees, agents, representatives, consultants, financial advisors, attorneys, accountants and other agents to refrain from taking any action to, directly or indirectly, encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to, any Person, other than Parent (and its Affiliates and representatives), concerning any purchase of any capital stock of Target or any of its Subsidiaries (other than in connection with the exercise of any options or warrants outstanding on the date hereof) or any merger, consolidation or other business combination, asset sale, recapitalization or similar transaction involving Target or any of its Subsidiaries other than asset sales in the ordinary course of business. Target will notify Parent as soon as practicable after Target has Knowledge of any Person making any proposal, offer, inquiry to, or contact with, Target, as the case may be, with respect to the foregoing and shall describe in reasonable detail the identity of any such Person and, the substance and material terms of any such contact and the material terms of any such proposal.

§6.3 Review of Target. Parent may, prior to the Closing Date, directly or through its representatives including Parent’s lenders and potential financing sources, review the properties, books and records of Target and each of its Subsidiaries and their financial and legal condition to the extent it reasonably believes necessary or advisable to familiarize itself with such properties and other matters. Such review shall not, however, affect the representations and warranties made by Target in this Agreement or the remedies of Parent for breaches of those representations and warranties. Target shall and shall cause its Subsidiaries to permit Parent and its representatives to have, after the date of execution of this Agreement, reasonable access during normal business hours, and on reasonable written advance notice, to the premises and to all the properties, books and records of Target and each of its Subsidiaries and Target shall cause the officers, employees, counsel, accountants, consultants and other representatives of Target and each of its Subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business and properties of Target and its Subsidiaries as Parent shall from time to time reasonably request; provided, that such investigation and assistance shall not unreasonably disrupt the operations of Target and its Subsidiaries, or cause the loss of attorney/client privilege. Any information provided, or caused to be provided, by Target or its

Subsidiaries pursuant to this Section 6.3 shall be subject to the terms of the Mutual Confidentiality Agreement dated as of December 14, 2007, between Target and Parent (the “Confidentiality Agreement”).

§6.4 Notification of Certain Matters; Amendments to Target Disclosure Letter. Target shall give prompt written notice to Parent of any of the following which occurs, or of which it becomes aware, following the date hereof: (i) any notice of, or other communication relating to, a default or event of default under any Contract disclosed (or required to be disclosed) on Section 4.13(a) of the Target Disclosure Letter; (ii) any representation or warranty made by Target in this Agreement or in any instrument delivered pursuant to this Agreement becoming untrue or inaccurate in any material respect; (iii) the failure of any condition precedent to either party’s obligations; and (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement. Such notice shall amend the Target Disclosure Letter for informational purposes only; provided, that no such amendment shall limit or otherwise affect the remedies available hereunder to the Parent and shall not be deemed to cure any breach of any covenant or any breach or inaccuracy of any representation or warranty made in this Agreement or any of the Ancillary Agreement for any purpose, including for purposes of determining satisfaction of the conditions set forth in Article IX hereof or the rights to indemnification under Article XI hereof.

§6.5 Assistance with Debt Financing. Target shall use all commercially reasonable efforts to assist, and shall cause its Subsidiaries to use all commercially reasonable efforts to assist, in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent including by (i) participating in meetings (including lender meetings), presentations, road shows, due diligence and drafting sessions and sessions with rating agencies, in each case, as required to consummate the Debt Financing; (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing; (iii) subject to Section 6.3 of this Agreement, furnishing Parent and its financing sources financial and other pertinent information regarding Target and its Subsidiaries as may be reasonably requested by Parent to consummate the Debt Financing; (iv) requesting of the appropriate Person, and using all commercially reasonable efforts to obtain, such consents, legal opinions, surveys and title insurance as reasonably requested by Parent, in each case, as required to consummate the Debt Financing; (v) subject to Section 6.3 of this Agreement, cooperate with prospective lenders involved in the Debt Financing to provide access to Target’s and its Subsidiaries’ respective properties, assets, and cash management and accounting systems (including cooperating in and facilitating the completion of field examinations, collateral audits, asset appraisals, surveys, and engineering/property condition reports); (vi) subject to the occurrence of the Effective Time: taking all corporate actions reasonably requested by Parent to permit consummation of the Debt Financing and any direct borrowing or incurrence of debt by Target or any of its Subsidiaries in connection with the Closing, entering into one or more credit or other agreements or instruments on terms satisfactory to Parent immediately prior to the Closing with respect to any such direct borrowing or debt incurrence, and lending all or part of the proceeds thereof to Parent, as and to the extent directed by Parent, to permit Parent to pay a portion of the Merger Consideration; and (vii) otherwise reasonably cooperating in the Parent’s efforts to obtain the Debt Financing (including requesting of the appropriate Persons, and using all commercially reasonable efforts to obtain, customary officer’s certificates and other documents and instruments as may reasonably be requested by Parent, facilitating the pledge of, and granting of security interests in, the stock and assets of Target and its Subsidiaries, establishing bank accounts, blocked account agreements and lock box arrangements, executing and delivering deeds and other conveyance instruments to one or more designees of Parent); provided, that Target shall not be required to provide, or cause any of its Subsidiaries to provide, cooperation under this Section 6.5 that: (x) unreasonably interferes with the ongoing business of Target or any of its Subsidiaries; (y) causes any representation, warranty or covenant in this Agreement to be breached; or (z) causes any closing condition set forth in Article IX to fail to be satisfied or otherwise causes the breach of this Agreement. Parent shall (A) promptly after this Agreement is terminated in accordance with Section 12.1, reimburse Target for all reasonable, documented out-of-pocket costs and expenses incurred by Target or any of its Subsidiaries in connection with their compliance with this Section 6.5 and (B) indemnify and hold Target and its Subsidiaries harmless against any Losses suffered by Target or any of its Subsidiaries as a result or in connection with its cooperation under this Section 6.5 if the Effective Time does not occur.

§6.6 Resignation of Officers and Directors. At the written request of Parent, Target shall cause each officer and member of its board of directors and the boards of directors (or comparable governing bodies) of each of its Subsidiaries to tender his resignation from such position effective as of the Effective Time.

§6.7 Affiliate Agreements. Target shall, and shall cause its Subsidiaries to, terminate at or prior to the Effective Time, without payment or penalty as set forth on Section 6.7 of the Target Disclosure Letter, each Contract between Target or a Subsidiary of Target, on the one hand, and any of their respective Affiliates (other than Target or any other Subsidiary of Target), on the other hand, including the Sponsor Management Agreement and the Sponsor Stockholders Agreement.

§6.8 Target Option Plans. Prior to the Effective Time, Target shall take all actions necessary to (i) terminate, as of the Effective Time, the MSG WC Holdings Corp. 2006 Stock Option Plan, the MSG WC Holdings Corp. 2006 Stock Incentive Plan, and the MSG WC Holdings Corp. 2006 Employee Stock Option Plan and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Target or any Subsidiary thereof (the “Stock Plans”), (ii) provide for the cancellation, termination, and forfeiture, effective at the Effective Time, of all outstanding stock options, shares of restricted stock, or other awards in respect of the capital stock of Target or any Subsidiary thereof granted pursuant to the Stock Plans (each an “Equity Award”), such that no holder of an Equity Award shall be entitled to receive from the Surviving Company or any of its Subsidiaries any cash payment or any stock options, shares of stock, or other awards of any kind or nature under any equity incentive program of the Surviving Corporation or its Subsidiaries in respect of such Equity Award, and (iii) amend, as of the Effective Time, the provisions of any other Employee Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Target or any such Subsidiary, or any interest in respect of any capital stock of the Target or any such Subsidiary, to provide no continuing rights to acquire, hold, transfer or grant any capital stock of the Surviving Corporation or any of its Subsidiaries or any interest in the capital stock of the Surviving Corporation or any of its Subsidiaries. Except with respect to the Specified Options, the Target shall take no action that would otherwise accelerate the vesting, or payment in respect, of any Equity Award prior to the Effective Time. At the Closing, Target shall furnish to Parent all documentation, including any required consents from the holders of Equity Awards, reasonably requested by Parent confirming Target’s compliance with this Section 6.8.

§6.9 WARN.  Target shall be liable for any obligations of Target and its Subsidiaries with respect to the Employees arising under WARN and similar applicable state Laws to the extent arising from the actions taken by Target or its Subsidiaries (not at the direction of Parent) on or prior to the Closing. In addition, Target shall cooperate as reasonably requested in preparing and distributing any notices that Parent may desire to provide prior to the Closing, in connection with any actions after the Closing that may result in a notice requirement under WARN or any similar applicable state Law. In connection therewith, Target shall also notify Parent prior to announcing, implementing or effecting any "employment losses" (as defined in WARN and any similar state Law) on or prior to the Closing Date. Furthermore, on the Closing Date, Target shall provide Parent with a list, by date and location, of all "employment losses" (as defined in WARN and any similar state Law) that occurred within ninety (90) days preceding the Closing Date or that are scheduled to occur on or after the Closing Date.

§6.10 Parent’s Requests Regarding Employees. (a) During the period from the date of this Agreement to the earlier to occur of the Closing Date and the date of termination of the Agreement in accordance with its terms, Target and its Subsidiaries may consider written requests that may be suggested by the Parent (provided they are in reasonable detail) with respect to any and all obligations relating to the employees of Target’s UK Subsidiaries arising under applicable UK Law including the ERA, the Transfer Regulations and TULRCA in respect of Target’s UK Subsidiaries arising out of the Merger or Parent’s intended conduct of business thereafter (including, without limitation, any obligations to inform and consult with employees or employee representatives and taking reasonable steps to effect fair dismissals as contemplated by the ERA).

(b) If Target and its Subsidiaries decide (in their absolute discretion) to implement at any time Parent’s written requests that are made in accordance with Section 6.9(a) above, Parent shall indemnify Target Indemnitees, and shall pay Target Indemnitees an amount equal to any and all Losses incurred or suffered by Target Indemnitees arising out of such implementation including any claim by or on behalf of any employees, former employees, trade union, works council, staff association, worker representative, persons or bodies (whether elected or not) arising out of any failure or alleged failure on the part of Target and/or its Subsidiaries (including the UK Subsidiaries) to comply with their legal obligations to inform and consult under the transfer Regulations and TULRCA or any other failure or alleged failure to comply with the Transfer Regulations, TULRCA or the ERA or any other breach or alleged breach whatsoever under applicable UK Law, provided that such Losses arise from Target and its Subsidiaries following Parent’s instructions in accordance with Section 6.9(a).

ARTICLE VII

COVENANTS OF PARENT

§7.1 Conduct of Business of Parent.  (a) During the period from the date of this Agreement to the Closing Date, Parent shall refrain from:

(i) except as set forth in Section 7.4, amending or restating its charter or by-laws (or comparable organizational or governing documents);

(ii) declaring, paying or setting aside any dividend or making any distribution other than dividends or distributions by any Subsidiary of Parent to Parent or any other wholly owned subsidiary of Parent, or splitting, combining, redeeming, reclassifying, purchasing or otherwise acquiring directly, or indirectly (other than pursuant to previously announced share buyback program), any shares of capital stock of, or other equity or voting interest in, Parent or any of its Subsidiaries except for purchases of equity held by management of Target or any of its Subsidiaries; or

(iii) incurring any Indebtedness for borrowed money which would reasonably be expected to cause the conditions to the Debt Financing not to be satisfied.

(b) During the period from the date of this Agreement to the Closing Date, Parent shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to, confer on a monthly basis with one or more designated representatives of Target regarding operational matters (including employee and human resources related matters) and the general status of ongoing operations.

§7.2 Debt Financing. Parent will use all commercially reasonable efforts to (i) maintain the Debt Commitment Letter in full force and effect, and will not amend, terminate or waive any provisions under such Debt Commitment Letter, and (ii) comply, to the extent within Parent’s control, with all of the covenants of Parent in the Debt Commitment Letter and take all actions, to the extent within Parent’s control, necessary or desirable to cause all of the conditions to the funding of the financing contemplated in the Debt Commitment Letter to be satisfied as promptly as practicable following the date hereof and in coordination with the satisfaction of the other closing conditions set forth herein, including obtaining any opinions of legal counsel required by the Lenders thereunder and, to the extent within Parent’s control, assuring that there is no breach or default or event of default under any of its existing financing agreements and (iii) accept any changes in the terms and conditions of the proposed financing contemplated in the “market flex” provision of the Debt Commitment Letter or fee letter related thereto. Parent agrees to notify the Target following its receipt of notification by any financing source under the Debt Commitment Letter or in connection with any substitute debt or other financing of such source’s indications that it does not intend to provide, questions its requirement to provide or asserts its inability or refusal to provide the financing described in the applicable Debt Commitment Letter. If the funding of the indebtedness contemplated by the Debt Commitment Letter becomes unavailable or Parent reasonably believes that such funding may not occur for any reason other than a breach by Target or Target Stockholders of any of its representations, warranties, covenants or agreements contained herein or in any Ancillary

Agreement, Parent will use all commercially reasonable efforts to obtain alternative financing on terms that are no less favorable to Parent (as determined in the reasonable judgment of Parent) than to those contained in the Debt Commitment Letter or fee letter related thereto including, for the avoidance of doubt, the “market flex”. Parent shall keep the Target reasonably informed of any material adverse developments relating to the proposed debt financing. Without limiting the generality of the foregoing, Parent shall use all commercially reasonable efforts to satisfy the closing conditions to the debt financing contemplated by the Debt Commitment Letter (or, if applicable, the alternative financing) that are within its control.

§7.3 Indemnification of Directors and Officers. The Organizational Documents of Parent shall contain provisions no less favorable with respect to the limitation or elimination of liability and indemnification than are set forth in the Organizational Documents of Target as of the date of this Agreement (it being understood that the existing bylaws of Parent and the Second Amended and Restated Certificate of Incorporation satisfy this requirement), which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing Date in any manner that would materially adversely affect the rights thereunder of individuals who at or prior to the Effective Time were directors or officers of Target or any of its Subsidiaries. Contemporaneously with the Closing, Parent shall purchase tail insurance (the premiums of which shall be paid by Parent) covering each Person currently covered by the Target’s or its Subsidiaries’ directors’ and officers’ liability insurance policies, with respect to matters or circumstances occurring at or prior to the Closing Date, on coverage terms that are equivalent in all material respects to the coverage terms of such current insurance policies in effect for the Target and its Subsidiaries on the date of this Agreement. The provisions of this Section 7.3 are (i) intended to be for the benefit of, and shall be enforceable by, each Person entitled to indemnification under this Section 7.3, and each such Person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons shall be third-party beneficiaries of this Section 7.3 and (ii) in addition to, and not in substitution for, any other rights to indemnification that any such Person may have by contract or otherwise.

§7.4 Parent Organizational Documents. Immediately prior to the Effective Time and assuming the receipt of the Parent Stockholders Approval, Parent shall file with Secretary of State of the State of Delaware the Certificate of Incorporation Amendment and the Certificate of Designation to be effective immediately prior to the Effective Time.

§7.5 Review of Parent. Target may, prior to the Closing Date, directly or through its representatives, review the properties, books and records of Parent and each of its Subsidiaries and their financial and legal condition to the extent it reasonably believes necessary or advisable to familiarize itself with such properties and other matters. Such review shall not, however, affect the representations and warranties made by Parent in this Agreement or the remedies of Target for breaches of those representations and warranties. Parent shall and shall cause its Subsidiaries to permit Target and its representatives to have, after the date of execution of this Agreement, reasonable access during normal business hours, and on reasonable written advance notice, to the premises and to all the properties, books and records of Parent and each of its Subsidiaries and Parent shall cause the officers, employees, counsel, accountants, consultants and other representatives of Parent and each of its Subsidiaries to furnish Target with such financial and operating data and other information with respect to the business and properties of Parent and its Subsidiaries as Target shall from time to time reasonably request; provided, that such investigation and assistance shall not unreasonably disrupt the operations of Parent and its Subsidiaries, or cause the loss of attorney/client privilege, Parent and its Subsidiaries shall have no obligation to provide the foregoing to Target. Any information provided, or caused to be provided, by Parent or its Subsidiaries pursuant to this Section 7.5 shall be subject to the terms of the Confidentiality Agreement.

§7.6 Parent Stockholders Approval.

(a) As soon as reasonably practicable following the date of this Agreement, Parent shall prepare and file with the SEC the Proxy Statement. Parent shall respond promptly to any comments from the SEC or the staff of the SEC on the Proxy Statement. Parent shall use all commercially reasonable efforts to cause the Proxy Statement to be cleared by the SEC as promptly as practicable after its filing and thereafter cause the Proxy Statement to be distributed to stockholders of Parent as promptly as reasonably practicable after the Proxy Statement has been cleared by the SEC. No filing of, or amendment or supplement to, the Proxy Statement will be made by Parent, without providing Target and its counsel a reasonable opportunity to review and comment thereon. If at any time prior to Parent Stockholders Meeting any information relating to Parent or Target, or any of their respective Affiliates, directors or officers, should be discovered by Parent or Target that should be set forth in an amendment or supplement to the Proxy Statement, so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC by Parent and, to the extent required by Law, disseminated to the stockholders of Parent. Parent shall notify Target promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement for additional information and shall supply Target with copies of all correspondence between Parent or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the Merger. Target shall, and shall cause its officers, directors and stockholders to, cooperate with Parent in connection with the preparation of the Proxy Statement, including promptly furnishing Parent upon request with any and all information as may be required to be set forth in the Proxy Statement under applicable Law.

(b) Parent shall, as soon as practicable following the date of this Agreement, establish a record date for and promptly take any and all actions in connection therewith, and duly call, give notice of, convene and hold as soon as practicable (and, in any event, no more than forty (40) days following the distribution of the Proxy Statement to the stockholders of Parent), a meeting of its stockholders (the “Parent Stockholders Meeting”) solely for the purpose of obtaining the Parent Stockholders Approval. Subject to its fiduciary duties under applicable law, Parent shall (i) through its board of directors, recommend to its stockholders adoption of this Agreement, the Merger, the adoption of the Second Amended and Restated Certificate of Incorporation, and the approval of the other transactions contemplated by this Agreement and (ii) use all commercially reasonable efforts to solicit and obtain Parent Stockholders Approval.

§7.7 Waiver of Standstill. Notwithstanding anything to the contrary contained in Section 6 of the Confidentiality Agreement, Parent hereby agrees that after the Proxy

Statement has been mailed to the stockholders of Parent, WCAS shall be permitted to purchase up to 2,000,000 shares of Parent Common Stock in the aggregate (but in any event, subject to applicable Law). At the Closing, WCAS will execute the Stockholders Agreement substantially in the form attached hereto as Exhibit C (the “Stockholders Agreement”). WCAS represents that all such purchases shall be made in accordance with applicable law, shall not be permitted to be made in the event WCAS is in possession of material inside information, WCAS shall continue to and shall comply with all other provisions of the Confidentiality Agreement (including the confidentiality provisions). Such purchases may be effectuated through market trades or private purchases. Two (2) Business Days prior to the Closing, Target shall deliver a certificate to Parent containing a list of each such purchase that includes the name of the acquiring Person, the number of shares acquired, the means by which such shares were acquired, the date of each such purchase, and the purchase prices paid by such Persons. After the Closing, WCAS shall notify Parent in writing within two (2) Business Days after the purchase of any securities under this Section 7.7, which notice shall contain the same information described in the immediately preceding sentence. For the avoidance of doubt, any shares acquired pursuant to this Section 7.7 shall not be counted in determining whether WCAS is entitled to nominate its directors pursuant to the Stockholders Agreement. In no event will the purchase of such shares or any damages incurred by WCAS in connection therewith be considered for purposes of the indemnification provisions of this Agreement; provided that the foregoing is not intended to limit in any manner WCAS’s rights and remedies as they exist under applicable Law or otherwise unrelated to this Agreement.

§7.8 Financial Reports. Promptly following their availability in the ordinary course of Parent’s business, Parent shall provide Target with a monthly consolidated balance sheet of Parent and its Subsidiaries for the preceding month and the related profit and loss statement, and shall cause Parent’s Chief Executive Officer and the Chief Financial Officer to be available to discuss such financial statements and the financial and operating performance of Parent as reasonably requested by Target.

§7.9 Compensation and Benefits.

(a) Parent shall and shall cause the Surviving Corporation for a period from and after the Closing Date until at least through the nine (9) month anniversary of the Closing, to continue to provide compensation and benefits to individuals who are current employees of Target or any of its Subsidiaries as of the Closing Date (“Employees”) that are substantially equivalent, in the aggregate, to either the compensation and employee benefits provided to the Employees by Target or any of its Subsidiaries immediately prior to the Closing Date or the compensation and employee benefits provided to similarly situated employees of Parent and its Subsidiaries; provided that, the foregoing shall not be construed to limit the ability of the Surviving Corporation or any of its Subsidiaries to terminate the employment of any employee (including the Employees) at any time or for any reason or no reason.

(b) In the event that any Employee is at any time after the Closing Date transferred to Parent or any Affiliate of Parent or becomes a participant in any benefit or compensation plan, program, agreement or arrangement of Parent or any of its Affiliates, Parent shall, to the extent permitted by Law and by the applicable plan, program, agreement or arrangement, cause such plan, program, agreement or arrangement to treat, for purposes of eligibility and vesting only, the prior service of such Employee with Target or any of its Subsidiaries, to the extent such prior service is recognized under the comparable plan, program, agreement or arrangement of Target or any of its Subsidiaries, as service rendered to Parent or its Affiliates, as the case may be; provided, that in administering such plans, programs, agreements or arrangements of Parent or any of its Affiliates, Parent may cause a reduction of benefits under any such plans, programs, agreements or arrangements to the extent necessary to avoid duplication of benefits with respect to the same covered matter or years of service; and provided, further, that no credit shall be required under this sentence to the extent that such credit would require any increased benefits or other more favorable provisions to be given or made applicable to any other employees in order for any plan to satisfy any applicable law or satisfy any requirements for any intended favorable tax treatment.

(c) Each of Parent and the Surviving Corporation shall cause its medical, dental and other welfare plans in which Employees or their dependants commence to participate after the Closing Date to (i) waive any preexisting condition limitations to the extent waived or satisfied by such Employee (or dependant) under similar plans of Target or any of its Subsidiaries for the plan year in which such participation begins, and (ii) take into account any deductible and out-of-pocket expenses incurred by such Employees and dependants under similar plans of Target or any of its Subsidiaries for the plan year in which such participation begins. To the extent permitted by Law and by the applicable plan, Parent will cause to be waived any medical certification for such Employees up to the amount of coverage such Employees had under any life insurance plan of Target or any of its Subsidiaries.

(d) Parent agrees that Parent and its Affiliates shall be solely responsible for satisfying the continuation coverage requirements under COBRA for all M&A qualified beneficiaries as such term is defined in Treasury Regulation §54.4980B-9.

(e) Nothing in this Agreement, express or implied, shall: (i) confer upon any Employee any rights or remedies, including any right to employment or continued employment for any period or terms of employment, of any nature whatsoever, or (ii) except as otherwise required for Parent and the Surviving Corporation to satisfy their obligations under the other provisions of this Section 7.9, be interpreted to prevent or restrict Parent or its Affiliates from modifying or terminating the employment or terms of employment of any Employee, including the amendment or termination of any employee benefit or compensation plan, program or arrangement, after the Closing Date, or (iii) without limiting the generality of Section 13.11, confer upon any Employee any rights as a third-party beneficiary of this Section 7.9.

(f) Unless Parent requests otherwise in writing, the Board of Directors of the Target shall adopt resolutions terminating, effective no later than the day prior to the Closing Date, any Employee Benefit Plan which is intended to meet the requirements of Section 401(k) of the Code, and which is sponsored, or contributed to, by the Target or any of its Subsidiaries (each, a “401(k) Plan”). At the Closing, the Target shall provide to Parent executed resolutions of the Board of Directors of the Target authorizing such termination. Notwithstanding the foregoing, Parent shall cause the 401(k) Plan to permit continued repayment of participant loan balances under the 401(k) Plan following the plan termination date but prior to the date distributions from the 401(k) Plan are permitted, or Parent's 401(k) plan to permit the rollover to

Parent's 401(k) plan of all 401(k) Plan account balances that include loan promissory notes prior to the receipt of the IRS determination letter.

(g) Prior to the Closing, Target shall use commercially reasonable efforts to obtain a waiver from any disqualified persons (within the meaning of Section 280G(c) of the Code) of the amount of any payments contingent upon the execution of this Agreement or the consummation of the transactions contemplated hereby that have been, or may be, made or paid to such person (the “Payments”) sufficient to cause none of the Payments (or a portion thereof) to be, or become, subject to the deduction disallowance rules under Section 280G of the Code.  Following the receipt of such waivers, Target shall submit the Payments for approval by Target’s shareholders, and provide shareholders with disclosure of such Payments, each in accordance with Section 280G(b)(5) of the Code and Treas. Reg. 1.280G-1 Q&A 7.  Prior to submitting the Payments for approval by Target’s shareholders, Target shall disclose the documentation necessary to effect this Section 7.9(h), including the applicable shareholder consent, disclosure letter, and waivers, to Parent.

§7.10 Exclusivity. Parent will not knowingly solicit during the period commencing on the date hereof and ending on the earlier of the date that is four (4) months from the date hereof and the Closing Date any proposals to acquire Parent.

§7.11 Escrowed Shares. At all times while Escrowed Shares are held by the Escrow Agent pursuant to the Escrow Agreement, the Target Stockholders shall have the right to (i) exercise any voting rights with respect to the Escrowed Shares, and (ii) receive all products and proceeds of any of the Escrowed Shares, including all dividends, whether in the form of cash, stock or any other form, and any other rights and other property which the Target Stockholders are, from time to time, entitled to receive in respect of or in exchange for any or all of the Escrowed Shares. In addition, in the event of the issuance of shares of capital stock or other property as a result of a stock split, merger, consolidation, combination of shares or similar recapitalization, a reorganization or a mandatory conversion with respect to or affecting the Escrowed Shares that becomes effective during the term of this Escrow Agreement, the additional shares of capital stock or other property so issued, paid, exchanged or substituted (if any) with respect to the Escrowed Shares shall be added to or substituted or exchanged for the Escrowed Shares as Escrowed Shares hereunder.

ARTICLE VIII

COVENANTS OF PARENT AND TARGET

§8.1 Regulatory and Other Approvals

(a) Each of Parent and Target will, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, file with (i) the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form required for the transactions contemplated by this Agreement and any information required to be provided therewith pursuant to the HSR Act, and (ii) any other

Governmental Entity, any other filings, reports, information and documentation required or deemed warranted for the transactions contemplated hereby pursuant to any other antitrust Laws or any other applicable Laws. Each of Parent and Target will furnish to each other’s counsel such necessary information and reasonable assistance as the other may require in connection with its preparation of any filing or submission that is necessary under the HSR Act, any other antitrust Laws and any other applicable Laws.

(b) Each of Parent and Target will use all commercially reasonable efforts to obtain promptly any clearance required under the HSR Act, any other antitrust Laws and any other applicable Laws and will keep each other apprised of the status of any material communications with, and any inquiries or requests for additional information from any Governmental Entity and will comply promptly with any reasonable inquiry or request from any such Governmental Entity; provided, however, that nothing in this Agreement will require or be deemed to require Parent in order to obtain any regulatory approvals or consents, (i) to agree to, or effect, any material divestiture, or (ii) to take any other action(s), including agreeing to any requirements, conditions or any limitations on its business, if in the aggregate all actions so taken by Parent would collectively reasonably be expected to have an impact on Parent and its Subsidiaries, taken as a whole, that is equivalent to or greater than the impact that would reasonably be expected to be experienced by them in the event that Parent were to make a material divestiture (a “Material Negative Regulatory Impact”), it being understood that in assessing whether there would be a Material Negative Regulatory Impact the expected impacts on Parent and its Subsidiaries from any agreed to divestiture (whether material or not) will be taken into consideration for purposes of this clause (ii).

(c) Each of Parent and Target agrees to instruct their respective counsel to cooperate with each other and use all commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and any other antitrust Laws at the earliest practicable dates. Such commercially reasonable efforts and cooperation will include causing its counsel (i) to inform promptly the other of any oral communication with, and provide (as permitted) copies of written communications (excluding competitively sensitive information) with, any Governmental Entity regarding any such filings or applications or any such transaction, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Entity. None of Parent, Target nor any of their respective Affiliates will independently contact any Governmental Entity or participate in any meeting or discussion with any Governmental Entity in respect of any such filings, applications, investigation or other inquiry without giving, in the case of Parent and its Affiliates, Target, and in the case of Target and its Affiliates, Parent, prior notice of the meeting and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate (which, at the request of Parent or Target, as applicable, will be limited to outside antitrust counsel only).

§8.2 All Commercially Reasonable Efforts. Subject to the terms and conditions contained herein, Parent and Target shall, and Target shall cause each of its Subsidiaries to, cooperate and, subject to the limitations contained in Section 8.1, use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations and to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, including all commercially reasonable efforts to obtain, prior to the

Closing Date, all Permits, consents, approvals, authorizations, qualifications and Orders and parties to Material Contracts with Target or any of its Subsidiaries (including landlords in respect of the leases set forth on Section 4.2(a) of the Parent Disclosure Letter) as are necessary for consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and to fulfill the conditions to consummation of the transactions contemplated hereby set forth in Article IX of this Agreement; provided, that no Indebtedness for borrowed money shall be repaid, except as otherwise required pursuant to the terms of the applicable loan agreement and no Material Contract shall be amended to increase the amount payable thereunder or otherwise to be materially more burdensome to Target or any of its Subsidiaries, to obtain any such consent, approval or authorization, without first obtaining the written approval of Parent.

§8.3 Public Announcements. Neither Target nor Parent shall, nor shall any of their respective Affiliates, without the approval of the other party, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange so long as such party has used all commercially reasonable efforts to obtain the approval of the other party prior to issuing such press release or making such public disclosure.

§8.4 Litigation Support. In the event and for so long as either party is actively contesting or defending against any Proceeding brought by a third party in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction involving the Target or any of its Subsidiaries, the other party shall reasonably cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel and provide such access to its non-privileged books and records as may be reasonably requested in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless such contesting or defending party is entitled to indemnification therefor under Article XI, in which case, the costs and expense shall be borne by the Indemnifying Party in accordance with Article XI). Notwithstanding the foregoing, this Section 8.4 shall not apply to Proceedings with respect to which the parties are in dispute as to whether one of the parties has an obligation to provide indemnification under Article XI.

ARTICLE IX

CONDITIONS TO CLOSING

§9.1 Conditions to Obligations of Parent and Target. The obligations of Parent and Target to consummate the transactions contemplated by this Agreement are subject to the satisfaction or mutual waiver on or prior to the Closing Date of the following conditions:

(a) HSR Waiting Period. All applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

(b) Statutes; Orders. No Law or Order of any kind shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity which would prohibit or delay beyond the date set forth in Section 12.1(b) hereof the consummation of the transactions contemplated by this Agreement or has the effect of making them illegal.

(c) Parent Stockholders Approval. The Parent Stockholders Approval shall have been obtained. Parent has informed Target that it may seek its stockholders’ approval for certain of the matters at the special meeting to be held in connection with the Parent Stockholders Approval, however obtaining such additional approval will not be a condition to the consummation of the transactions contemplated by this Agreement and any such matter will be voted upon separately.

§9.2 Conditions to Obligation of Parent. The obligation of Parent to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by Parent in its sole discretion) of the following further conditions:

(a) Representations and Warranties. The representations and warranties of Target (i) contained in Sections 4.1, 4.3, 4.4 and 4.5(c) and in the first sentence of Section 4.25 shall be true and correct in all respects (other than, with respect to Section 4.4, de minimis variations in the number of outstanding shares of Target Common Stock shall be permitted) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date and (ii) all other representations and warranties of Target contained in Article IV shall be true and correct (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any of such representations and warranties) as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (other than those made as of a specified date, which shall be true and correct in all respects as of such specified date), except for such failures to be true and correct that do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Compliance with Covenants. All of the agreements and covenants of Target to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects, and Target shall have delivered to Parent a certificate of a senior executive officer of Target, dated the Closing Date, to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall have been no events, facts, circumstances, changes or effects, individually or in the aggregate, constituting a Material Adverse Effect with respect to Target, and Target shall have delivered to Parent a certificate of a senior executive officer of the Target, dated the Closing Date, to such effect.

(d) Escrow Agreement. The Escrow Agreement substantially in the form of Exhibit B, shall have been duly executed and delivered by Target.

(e) Financing. Parent shall have received the proceeds of the Debt Financing described in the Debt Commitment Letter (or, if applicable, the alternative debt financing) referred to in Section 7.2 pursuant to a definitive credit agreement and other documentation on terms and conditions that are no less favorable to Parent than those set forth in the Debt

Commitment Letter (or, if applicable, the alternative debt financing), including, for the avoidance of doubt, the “market flex”.

(f) Pay-off Letters. All Indebtedness of Target as of the Closing Date other than the Remaining Indebtedness shall have been repaid (as evidenced by customary pay-off letters and other releases and filings as may be reasonably requested by the lenders under the Debt Financing (or, if applicable, the alternative debt financing) for transactions of this type from the holders of such Indebtedness).

(g) Other Consents and Approvals. Parent shall have received copies of all governmental and third party consents, waivers and approvals set forth on Section 9.2(g) of the Target Disclosure Letter and Section 9.2(g) of the Parent Disclosure Letter.

(h) FIRPTA Compliance. Parent shall have received a non-United States real property holding corporation affidavit from Target dated the Closing Date as required by Section 1445 of the Code.

(i) Contracts with Affiliates. Parent shall have received copies of the termination agreements, in form and substance reasonably satisfactory to Parent, for each Contract set forth on Section 9.2(i) of the Target Disclosure Letter.

(j) Stockholders Agreement. The Stockholders Agreement shall have been executed and delivered by the WCAS Stockholders.

§9.3 Conditions to Obligations of Target. The obligation of Target to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by Target in its sole discretion) of the following further conditions:

(a) Representations and Warranties. The representations and warranties of Parent (i) contained in Sections 5.1, 5.3, 5.4, 5.5(b) and 5.7(c) shall be true and correct in all respects (other than, with respect to Section 5.4, de minimis variations in the number of outstanding shares of Parent Common Stock shall be permitted) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date and (ii) all other representations and warranties of Parent contained in Article V shall be true and correct (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any of such representations and warranties) as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (other than those made as of a specified date, which shall be true and correct in all respects as of such specified date), except for such failures to be true and correct that do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) No Material Adverse Effect. Since the date of this Agreement, there shall have been no events, facts, circumstances, changes or effects, individually or in the aggregate, constituting a Material Adverse Effect with respect to Parent, and Parent shall have delivered to Target a certificate of a senior executive officer of the Parent, dated the Closing Date, to such effect.

(c) Compliance with Covenants. All of the agreements and covenants of Parent to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects, and Parent shall have delivered to Target a certificate of a senior executive officer, dated the Closing Date, to such effect.

(d) Stockholders Agreement. The Stockholders Agreement shall have been executed and delivered by Parent.

ARTICLE X

TAX MATTERS

§10.1 Tax Return Preparation. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Target and its Subsidiaries for all taxable periods ending on or prior to the Closing Date that are filed after the Closing Date. Parent shall permit the Target Stockholder Representative to review and approve each such Tax Return prior to filing (such approval not to be unreasonably withheld, delayed or conditioned) and Parent and Target and its Subsidiaries shall cooperate in the filing of all such Tax Returns. Parent or Target shall prepare or cause to be prepared all other Tax Returns for Target and its Subsidiaries. All Taxes owed by Target or any of its Subsidiaries shall be paid by Target or the applicable Subsidiary.

§10.2 Cooperation.  The Target Stockholders, Parent, the Surviving Corporation and Target and its Subsidiaries shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of any Tax Return or any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include retention and (upon another party’s request) the provision of records and information which are reasonably relevant to any such filing, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Surviving Corporation and its Subsidiaries, Parent and the Target Stockholders agree to retain all books and records with respect to Tax matters pertinent to Target and its Subsidiaries for any Tax period or portion thereof ending on or before the Closing Date until the expiration of the relevant statute of limitations (and, to the extent notified by Parent, the Surviving Corporation or the Target Stockholders, any extensions thereof) and to abide by all record retention agreements entered into with any taxing authority.

§10.3 Tax-Free Reorganization.  Each of Parent, Merger Sub, Target, MSG WC Intermediary Co. and Mobile Services Group, Inc. shall treat the Merger and the Subsequent Mergers as tax-free reorganizations within the meaning of Section 368(a) of the Code for all Tax purposes, except if required by applicable Law. Parent shall not, and shall cause its Subsidiaries not to, take any action that could reasonably be expected to prevent the Merger and the Subsequent Mergers from being treated as tax-free reorganizations, within the meaning of Section 368(a) of the Code, except if required by applicable Law.

ARTICLE XI

SURVIVAL

§11.1 Representations and Warranties. The representations and warranties of Target and Parent contained in this Agreement or in any instrument, certificate or writing delivered pursuant to this Agreement or any other agreement contemplated hereby shall survive until the date that is twelve (12) months after the Closing Date. The covenants shall survive in accordance with their terms. The representations, warranties and covenants contained in this Agreement or in any instrument, certificate or other writing delivered in connection with this Agreement or any other agreement contemplated thereby shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party, or the Knowledge of any party’s representatives or the acceptance by any party of any certificate or other writing delivered hereunder.

§11.2 Indemnification. (a) Target Stockholders agree to indemnify and hold Parent and its Affiliates (including Target and its Subsidiaries) and their respective affiliates, stockholders, officers, directors, employees, agents, successors and assigns (each, a “Parent Indemnitee”), harmless on an after tax basis (taking into account benefits arising from the Loss) from and against any damages, losses, Liabilities, actions, costs, Taxes, deficiencies, assessments, judgments, obligations, claims of any kind, interest, penalties, fines or expenses (including reasonable attorneys’, consultants and experts’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing but excluding punitive damages other than punitive damages actually paid to a third party), whether or not arising out of any claims by or on behalf of any party to this Agreement or any third-party claims (collectively, “Losses”), suffered, incurred or paid, directly or indirectly, through application of Target’s or Parent’s assets or otherwise, as a result of, in connection with or arising out of (i) the failure of any representation or warranty made by Target or any Target Stockholder in this Agreement (whether or not contained in Article IV) or in any Ancillary Agreement or in any instrument, certificate or writing delivered pursuant to this Agreement or any Ancillary Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing Date (without giving effect to any materiality, Material Adverse Effect or similar qualifiers contained therein, other than with respect to any materiality, Material Adverse Effect or similar qualifier contained in the Qualified Representations and Warranties); (ii) any breach by Target or any Target Stockholder of any of their respective covenants or agreements contained herein or in any Ancillary Agreement; and (iii) any claim by any third party (including Governmental Entities) against or affecting Target or any of its Subsidiaries which, if successful, would give rise to or relate to a breach of (x) any of the representations or warranties on the part of Target or any of its Subsidiaries referred to in clause (i) above, or (y) any of the covenants or agreements of Target or any of its Subsidiaries referred to in clause (ii) above. The amount of any indemnification due hereunder to Parent Indemnitee for any Losses shall be reduced to take into account any Tax benefit actually realized by Parent Indemnitee arising from the incurrence or payment of, or otherwise in respect of, such Losses. If any Parent Indemnitee actually receives any Tax benefit subsequent to an indemnification payment by a Target Stockholder hereunder, then such Parent Indemnitee shall promptly reimburse the Target Stockholder for any payment made or expense incurred by such Target Stockholder in connection with providing such indemnification up to the amount received by the Parent Indemnitee.

(b) Parent agrees to indemnify and hold Target Stockholders and their Affiliates and their respective stockholders, officers, directors, employees, agents, successors and assigns (other than Target and its Subsidiaries) (each, a “Target Indemnitee”) harmless from and against Losses suffered, incurred or paid, directly or indirectly, as a result of, in connection with or arising out of (i) the failure of any representation or warranty made by Parent in this Agreement (whether or not contained in Article V) or in any instrument or other writing delivered pursuant to this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing Date (without giving effect to any materiality, Material Adverse Effect or similar qualifiers contained therein) and (ii) any breach by Parent of any of the covenants or agreements contained herein or in any Ancillary Agreement. For the avoidance of doubt and not withstanding the representations and warranties of Parent contained in this Agreement (including Section 5.6), indemnifiable Losses of the Target Indemnitees shall not include any losses of any type of Target or any Target Stockholder relating to the purchase of Parent securities other than the Parent Preferred Shares received as Merger Consideration.

(c) The obligations to indemnify and hold harmless pursuant to this Section 11.2 shall survive the consummation of the transactions contemplated by this Agreement for the time periods set forth in Section 11.1, except for claims for indemnification asserted prior to the end of such periods, which claims shall survive until final resolution thereof.

(d) The obligations to indemnify and hold harmless pursuant to Section 11.2(a) and Section 11.2(b) shall be limited to an aggregate amount of $30,000,000 and no Person shall be entitled to recovery for Losses pursuant to such sections unless each individual indemnifiable Loss under such Sections exceeds $50,000 (the “Mini-basket”), it being understood that for purposes of determining whether an individual loss exceeds the Mini-basket, all Losses based on claims or a series of related claims arising out of similar facts or circumstances, shall be aggregated, including all indemnification claims under Section 11.2(a)(i) or 11.2(b)(i) as a result of, in connection with, or arising out of damage to units or missing units that is not disclosed in any section of the Target Disclosure Letter or Parent Disclosure Letter, respectively, or otherwise based on any other failure of the representations and warranties in Section 4.10 or Section 5.9, respectively (but, in connection with any breach of Section 4.10(b) or 5.9(b), respectively, excluding up to 500 damaged or missing units with a value not to exceed $1,500,000), and until the total amount of Losses exceeds $3,000,000 (the “Basket Amount”); provided, that to the extent the amount of Losses exceeds the Basket Amount, the Indemnified Party shall be entitled to recover the entire amount of Losses in excess of $1,500,000.

(e) All claims for indemnification by Parent Indemnitees pursuant to Section 11.2(a) shall first be satisfied from the Escrow Amount and once the Escrow Amount has been paid to satisfy Parent Indemnitees’ indemnification claims or released to Target Stockholders pursuant to the Escrow Agreement, the Parent Indemnitees shall be entitled to pursue all claims for indemnification under Section 11.2(a) directly against Target Stockholders in accordance with the Joinder Agreement or letter of transmittal, as the case may be. Except as otherwise provided in the Joinder Agreement between the WCAS Stockholders and Parent, the indemnification obligations of Target Stockholders pursuant to this Article XI are several and not joint, it being understood that the receipt of each Target Stockholder’s Pro Rata Portion of the Merger Consideration is conditioned on such Target Stockholder’s execution and delivery to Parent of the letter of transmittal or counterpart to Joinder Agreement, as applicable.

(f) All amounts paid to Parent pursuant to Section 11.2(a) above shall, to the extent permitted by applicable Law, be treated as adjustments to the Purchase Price for all Tax purposes.

§11.3 Indemnification Procedure. (a) Within a reasonable period of time after the incurrence of any Losses by any Person entitled to indemnification pursuant to Section 11.2 hereof (an “Indemnified Party”), including, any claim by a third party described in Section 11.4, which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the party from which indemnification is sought (the “Indemnifying Party”) and to the Escrow Agent, if applicable, a certificate (the “Claim Certificate”), which shall:

(i) state that the Indemnified Party has paid or properly accrued Losses or anticipates that it may incur liability for Losses for which such Indemnified Party believes it is entitled to indemnification pursuant to this Agreement; and

(ii) specify in reasonable detail (to the extent practicable) each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

(b) In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Indemnifying Party shall, within ten (10) days after receipt by the Indemnifying Party of such Claim Certificate, deliver to the Indemnified Party a notice to such effect and the Indemnifying Party and the Indemnified Party shall, within the thirty (30) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then the Indemnified Party and the Indemnifying Party shall submit such dispute to a court of competent jurisdiction. The party which receives a final judgment in such dispute shall be indemnified and held harmless for all reasonable attorney and consultant’s fees or expenses by the other party.

(c) Claims for Losses specified in any Claim Certificate to which an Indemnifying Party shall not object in writing within ten (10) days of receipt of such Claim Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 11.3(b), claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 11.3(b) and claims for Losses the validity and amount of which shall have been the subject of a final judicial determination, or shall have been settled with the consent of the Indemnifying Party, as described in Section 11.4, are hereinafter referred to, collectively, as “Agreed Claims”. Within ten (10) days of the determination of the amount of any Agreed Claims, subject to the limitations set forth in Section 11.2(d), (i) if the

Indemnified Party is a Parent Indemnitee, then the Target Stockholder Representative and Parent shall execute and deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to release to Parent (A) if the Escrowed Cash exceeds the amount of the Agreed Claim, an amount in cash equal to such Agreed Claim, or (B) if the Agreed Claim exceeds the Escrowed Cash but is lower than the Escrow Amount, the Escrowed Cash plus a number of shares of Parent Preferred Stock equal to the amount of the excess of the Agreed Claim over the Escrowed Cash, divided by the Fair Market Value, or (C) if the Agreed Claim exceeds the Escrow Amount, then the Target Stockholders shall, at the Target Stockholders’ option, (x) the number of shares of Parent Preferred Stock that divided by the Fair Market Value equals the excess of the Agreed Claim over the Escrow Amount, or (y) pay to the Parent Indemnitee in accordance with the Joinder Agreement the amount of the excess of the Agreed Claim over the Escrow Amount by wire transfer in immediately available funds to the bank account or accounts designated by the Parent Indemnitee in a notice to the Target Stockholders not less than two (2) Business Days prior to such payment or (ii) if the Indemnified Party is a Target Indemnitee, then Parent shall pay to the Target Indemnitee an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Target Indemnitee in a notice to Parent not less than two (2) Business Days prior to such payment.

§11.4 Third Party Claims. If a claim by a third party is made against any Indemnified Party, and if such party intends to seek indemnity with respect thereto under this Article XI, such Indemnified Party shall promptly notify the Indemnifying Party of such claims; provided, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. The Indemnifying Party shall have thirty (30) days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Party, of the settlement or defense thereof and the Indemnified Party shall cooperate with it in connection therewith; provided, that (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel shall be borne by such Indemnified Party and (ii) the Indemnifying Party shall promptly be entitled to assume the defense of such action only to the extent the Indemnifying Party acknowledges its indemnity obligation and assumes and holds such Indemnified Party harmless from and against the full amount of any Loss resulting therefrom; provided, further, that the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if (1) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (2) the claim seeks an injunction or equitable relief against the Indemnified Party; (3) the Indemnified Party has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; (4) the Indemnified Party reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnified Party’s reputation or future business prospects; (5) the amount claimed by the Indemnified Party (if such Indemnified Party is a Parent Indemnitee) exceeds the value of the shares of Parent Preferred Stock then held by the Escrow Agent or (6) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim. Any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless (x) the Indemnifying Party shall have failed, within a reasonable time after having been notified by the Indemnified Party of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim, (y) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, which authorization shall not be unreasonably withheld, or (z) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by such counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party the assertion of which would be adverse to the interests of the Indemnified Party. So long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnifying Party for such claim unless the Indemnifying Party shall have consented to such payment or settlement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement that is not entirely indemnifiable by the Indemnifying Party pursuant to this Article XI and does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment.

§11.5 Calculation of Indemnity Payments. Any Person seeking indemnification under this Article XI (the “Indemnitee”) agrees to use all commercially reasonable efforts to pursue and collect on any material recovery available under any insurance policies; provided, however, that the Indemnitee shall not be obligated to make such insurance claim if the cost of pursuing such insurance claim together with any corresponding increase in insurance premiums or other chargebacks would exceed the value of the claim for which the Indemnitee is seeking indemnification. The amount of Losses payable under this Article XI by any Person from which any Indemnitee is seeking indemnification pursuant to this Article XI (the “Indemnitor”) shall be reduced by any and all amounts actually received by the Indemnitee under applicable insurance policies or from any other Person alleged to be responsible therefor. If the Indemnitee actually receives any amounts under applicable insurance policies or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnitor, then such Indemnitee shall promptly reimburse the Indemnitor for any payment made or expense incurred by such Indemnitor in connection with providing such indemnification up to the amount received by the Indemnitee, net of any expenses incurred by such Indemnitee in collecting such amount.

ARTICLE XII

TERMINATION AND ABANDONMENT

§12.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time:

(a) by mutual written consent of Target, on the one hand, and of Parent, on the other hand;

(b) by any Party if the Effective Time shall not have occurred by August 15, 2008; provided, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall be the cause of the failure of the Closing to occur on or before such date;

(c) by either Target, on the one hand, or Parent, on the other hand, if there has been a breach of any covenant or a breach of any representation or warranty of Parent or Target, respectively, which breach would cause the failure of any condition precedent set forth in Sections 9.2 or 9.3, as the case may be, provided, that any such breach of a covenant or representation or warranty has not been cured within ten (10) Business Days following receipt by the breaching party of written notice of such breach;

(d) by any Party, if there shall be any Law of any competent authority that makes consummation of the transactions contemplated hereby, illegal or otherwise prohibited or if any Order of any competent authority prohibiting such transactions is entered and such Order shall become final and non-appealable; or

(e) by any party, if the Parent Stockholders Approval is not obtained.

§12.2 Effect of Termination. (a) If this Agreement is terminated pursuant to Section 12.1 by Parent, on the one hand, or Target, on the other hand, written notice thereof shall be given to the other party specifying the provision of Section 12.1 pursuant to which such termination is made, and this Agreement shall be terminated and there shall be no liability hereunder on the part of Parent or Target, except that the provisions of Section 8.3 (Public Announcements), Section 12.1 (Termination), this Section 12.2(a), Section 13.1 (Expenses; Transfer Taxes), Section 13.2 (Governing Law) and Section 13.3 (Jurisdiction; Agents for Service of Process) shall survive any termination of this Agreement. Nothing in this Section 12.2(a) shall relieve any party of liability for any willful breach of this Agreement.

(b) In the event this Agreement is terminated pursuant to Section 12.1(e) and at the time of such termination Target and Target Stockholders are in compliance with all of their representations, warranties, covenants and agreements contained herein and in the Ancillary Agreements and, other than the failure of any condition to Target’s closing under this Agreement caused by Parent’s breach of its obligations hereunder, all of the conditions to Target’s closing hereunder have been satisfied or would be capable of satisfaction at or prior to the Effective Time assuming the Effective Time were to occur at any time up to and including the date specified in Section 12.1(b) but the Parent Stockholders Approval is not obtained and, there exists at any time prior to the special stockholders meeting a bona-fide acquisition proposal to acquire all or substantially all of the common stock or assets of Parent, then within three (3) Business days of the date of such termination Parent shall reimburse Target for all reasonable, documented out-of-pocket costs and expenses of Target incurred in connection with the negotiation and execution of this Agreement and the evaluation of the transactions contemplated hereby; provided that in no event shall such reimbursement exceed $3,000,000.00.

ARTICLE XIII

MISCELLANEOUS

§13.1 Expenses; Transfer Taxes. Except as set forth in Section 6.5 and Section 12.2(b), whether or not the Merger is consummated, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including the fees and expenses of their respective counsel and financial advisers. All Transfer Taxes shall be paid by Parent.

§13.2 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

§13.3 Jurisdiction; Agents for Service of Process. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of New York, or in the United States District Court for the Southern District of New York, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consents to jurisdiction and appointments of agents to receive service of process shall not constitute general consents to service of process in the State of New York for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective parties to this Agreement. The prevailing party or parties in any such litigation shall be entitled to receive from the losing party or parties all costs and expenses, including reasonable counsel fees, incurred by the prevailing party or parties. Each of Target, Parent, the Target Stockholders and the Target Stockholder Representative agree that service of any process, summons, notice or document by U.S. registered mail to such party’s address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 13.3.

§13.4 Table of Contents; Captions. The table of contents and the Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

§13.5 Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given (i) five (5) Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile transmission, if receipt thereof is confirmed by telephone, (iii) when delivered, if delivered personally to the intended recipient and (iv) two (2) Business Days following deposit with a nationally recognized overnight courier service, in each case addressed as follows:

If to Parent, to:

Mobile Mini, Inc.
7420 South Kyrene Road, Suite 101
Tempe, AZ 85283
Fax: (480) 894-6433
Attn: Larry Trachtenberg

With a copy (which shall not constitute notice) to:

White & Case LLP
1155 Avenue of the Americas
New York, NY 10036
Fax: (212) 354-8113
Attn:  John M. Reiss, Esq.
Daniel M. Latham, Esq

If to Target, to:

MSG WC Holdings Corp.
c/o Mobile Storage Group, Inc.
700 N. Brand Blvd, 10th Floor
Glendale, CA 91203
Fax:  818-253-3154
Attn: Douglas Waugaman

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
153 East 53rd Street
New York, NY 10022
Fax:    (212) 446-6460
Attn:   Michael Movsovich, Esq.

If to the Target Stockholder Representative, to:

Welsh, Carson, Anderson & Stowe X, L.P.
320 Park Avenue
Suite 2500
New York, NY 10022
Fax: (212) 893-9575
Attn:   Sanjay Swani
Michael Donovan

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
153 East 53rd Street
New York, NY 10022
Fax:    (212) 446-6460
Attn:   Michael Movsovich, Esq.

or such other addresses or number as shall be furnished in writing by any such party.

§13.6 Assignment; Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto without the express written consent of the other party hereto, other than by operation of law; provided, that Parent may assign its rights, interests and obligations hereunder (i) to any direct or indirect wholly owned Subsidiary or to any Affiliate of which Parent is a direct or indirect wholly owned Subsidiary, (ii) in connection with the transfer by Parent of all or substantially all of the capital stock and/or assets of Target and/or its Subsidiaries and (iii) for the purpose of securing any financing of the transactions contemplated hereby; provided, further, that if Parent makes any assignment referred to in (i) or (iii) above, Parent shall remain liable under this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

§13.7 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

§13.8 Entire Agreement. This Agreement, including the Parent Disclosure Letter, the Target Disclosure Letter, Exhibits and any other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.  If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.

§13.9 Amendments. This Agreement may not be changed, and any of the terms, covenants, representations, warranties and conditions cannot be waived, except pursuant to an instrument in writing signed by Parent and Target or, in the case of a waiver, by the party waiving compliance.

§13.10 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

§13.11 Third Party Beneficiaries. Except as contemplated by Articles X and XI, each party hereto intends that this Agreement shall not, and this Agreement shall not, benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

§13.12 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

§13.13 Waiver of Jury Trial. Each of Parent and Target hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation as between the parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto. Each of Parent and Target (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 13.13.

§13.14 Specific Performance. Each party agree that irreparable damages would occur to the other parties if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by such party. It is accordingly agreed that a party shall be entitled to an injunction or injunctions to prevent actual breaches of this Agreement by the other parties and to enforce specifically the terms and provisions hereof in the courts referenced in Section 13.3 (or, on a preliminary basis in order to preserve the status quo pending a decision of the courts referenced in Section 13.3, or in order to enforce a judgment of the courts referenced in Section 13.3, in any court of competent jurisdiction), in addition to having any other remedies to which a party is entitled at law or in equity and without the necessity of proving damages or posting a bond or other security

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

PARENT:

MOBILE MINI, INC.

By:
Name:
Title:

MERGER SUB:

CACTUS MERGER SUB, INC.

By:
Name:
Title:

TARGET:

MSG WC HOLDINGS CORP.

By:
Name:
Title:

TARGET STOCKHOLDER REPRESENTATIVE:

WELSH, CARSON, ANDERSON & STOWE X, L.P.

By:
Name:
Title:

[Signature Page to Merger Agreement]

Annex A

Other Defined Terms

SECTION
401(k) Plan	7.9(f)
Actual Closing CapEx Expenditures	3.4(d)
Actual Closing CapEx Expenditures Adjustment	3.4(d)
Actual Closing Transaction Expenses	3.4(d)
Actual Closing Working Capital	3.4(d)
Actual Closing Working Capital Adjustment	3.4(d)
Actual Net Debt	3.4(d)
Actual Net Debt Adjustment	3.4(d)
Agreed Claims	11.3(c)
Agreement	Preamble
Arbitrator	3.4(c)(i)
Balance Sheet	4.7(a)
Balance Sheet Date	4.7(a)
Basket Amount	11.2(d)
Certificate	3.3(b)
Certificate of Merger	2.1(a)
Claim Certificate	11.3(a)
Closing	3.7
Closing CapEx Expenditures	3.4(a)
Closing CapEx Expenditures Adjustment	3.4(a)
Closing Date	3.7
Closing Estimate Statement	3.3(a)
Closing Merger Consideration	3.4(a)
Closing Net Debt	3.4(a)
Closing Net Debt Adjustment	3.4(a)
Closing Statement	3.4(a)
Closing Transaction Expenses	3.4(a)
Closing Working Capital	3.4(a)
Closing Working Capital Adjustment	3.4(a)
COBRA	4.21(d)
Confidentiality Agreement	6.3
Debt Commitment Letter	5.16
Debt Financing	5.16
DGCL	Recitals
Disputed Amounts	3.4(c)
DOJ	8.1(a)
Effective Time	2.1(a)
Employee Benefit Plans	4.21(a)
Employees	7.9(a)
Equity Award	6.8
ERISA	4.21(a)

SECTION
Estimated CapEx Expenditures	3.3(a)
Estimated CapEx Expenditures Adjustment	3.3(a)
Estimated Net Debt	3.3(a)
Estimated Net Debt Adjustment	3.3(a)
Estimated Working Capital	3.3(a)
Estimated Working Capital Adjustment	3.3(a)
Estimated Transaction Expenses	3.3(a)
sFTC	8.1(a)
GAAP	4.7(a)
HSR Act	4.2(b)
Indemnified Party	11.3(a)
Indemnifying Party	11.3(a)
Indemnitee	11.5
Indemnitor	11.5
Joinder Agreement	Recitals
Losses	11.2(a)
Material Contracts	4.13(a)
Material Customers	4.19
Material Negative Regulatory Impact	8.1(b)
Merger	Recitals
Merger Consideration	3.1
Merger Consideration Adjustment	3.4(d)
Merger Sub	Preamble
Mini-basket	11.2(d)
Notice of Objection	3.4(b)
Parent	Preamble
Parent Disclosure Letter	Article V Preamble
Parent Indemnitee	11.2(a)
Parent Plan	5.13
Parent Preferred Stock	Recitals
Parent SEC Reports	5.6(a)
Parent Stockholders Approval	5.1
Parent Stockholders Meeting	7.6(b)
Party	Recitals
Parties	Recitals
Payments	7.9(g)
Permit	4.24
Proceeding	4.14
Proxy Statement	4.6(c)
Real Property Leases	4.12
Stock Plans	6.8
Stockholders Agreement	7.7
Subsequent Mergers	2.5(a)
Surviving Corporation	2.1(b)
Target	Preamble

SECTION
Target Disclosure Letter	Article IV Preamble
Target Indemnitee	11.2(b)
Target Intellectual Property	4.17(a)
Target SEC Reports	4.6(a)
Target Stockholder Representative	3.9(a)
Tax Returns	4.15(a)
VEBAs	4.21(a)
WARN	4.20(j)